Exhibit 1.1

ANNUAL INFORMATION FORM

JUST ENERGY GROUP INC.

July 07, 2020

JUST ENERGY GROUP INC.

July 07, 2020

ANNUAL INFORMATION FORM (1)(2)

TABLE OF CONTENTS

Page

Forward Looking StatementS	1
three year history of the company	5
BUSINESS OF JUST ENERGY	11
RISK FACTORS	22
DIVIDENDS and distributions	22
MARKET FOR SECURITIES	23
PRIOR SALES	26
Escrowed securities	27
DIRECTORS AND Executive OFFICERS OF the company	27
LEGAL PROCEEDINGS and regulatory actionS	29
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	29
AUDITORS, TRANSFER AGENT AND REGISTRAR	31
INTEREST OF EXPERTS	31
MATERIAL CONTRACTS	31
AUDIT COMMITTEE INFORMATION	31
ADDITIONAL INFORMATION	31
schedule “A” - FORM 52-110F1	33
SCHEDULE “B” - AUDIT COMMITTEE MANDATE	35
SCHEDULE “C” - GLOSSARY	39

(1) Except as otherwise indicated, all information in this Annual Information Form is as at July 07, 2020.

(2) All capitalized terms not otherwise defined in the body of this Annual Information Form shall have the meanings ascribed to them in Schedule C - Glossary.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Annual Information Form and documents incorporated by reference herein constitute forward-looking statements. These statements relate to future events and future performance. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “may”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. Just Energy Group Inc. (the “Company”) believes the expectations reflected in these forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct. In particular, this Annual Information Form, and the documents incorporated by reference herein, contain forward-looking statements pertaining to the ability of the Company to reduce selling, marketing and general and administrative expenses and the quantum of such reductions and the impact thereof on the Company’s current fiscal year; the Company’s ability to identify further opportunities to improve its cost structure; discussions with lenders, the impact of COVID-19; the Company’s transition from a volume-based growth focus; improvement in the Company’s expected credit loss experience; the Company’s ability to attract and retain strong-fit customers and the impact thereof on the achievement by the Company of greater profitability. These risks include, but are not limited to, the impact of the evolving COVID-19 pandemic on the Company’s business, operations and sales, including risks associated with reliance on suppliers, uncertainties relating to the ultimate spread, severity and duration of COVID-19 and related adverse effects on the economies and financial markets of countries in which the Company operates, the ability of the Company to successfully implement its business continuity plans with respect to the COVID-19 pandemic, the Company’s ability to access sufficient capital to provide liquidity to manage its cash flow requirements, general economic, business and market conditions, the ability of management to execute its business plan, levels of customer natural gas and electricity consumption, extreme weather conditions, rates of customer additions and renewals, customer credit risk, rates of customer attrition, fluctuations in natural gas and electricity prices, interest and exchange rates, actions taken by governmental authorities including energy marketing regulation, increases in taxes and changes in government regulations and incentive programs, changes in regulatory regimes, results of litigation and decisions by regulatory authorities, competition, the performance of acquired companies and dependence on certain suppliers. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of future results. These forward-looking statements are made as of the date of this Annual Information Form and, except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

Just Energy Group Inc.

Just Energy Group Inc. (the “Company” or “Just Energy”) is a CBCA corporation created on January 1, 2011, pursuant to a plan of arrangement approved by unitholders of the Just Energy Income Fund (the “Fund”) on June 29, 2010, and by the Alberta Court of the Queen’s Bench on June 30, 2010 (the “Trust Conversion”). See “Articles of Arrangement of the Company” on page 3 for a detailed description of the Articles and Common Shares of the Company. The head offices of the Company are located at 80 Courtneypark Drive West, Mississauga, Ontario, L5W 0B3 and 5251 Westheimer Road, Suite 1000, Houston, Texas 77056. Its registered office is located at First Canadian Place, 100 King Street West, Suite 2630, Toronto, Ontario, M5X 1E1. The predecessors of the Company were founded in 1997 and went public on the Toronto Stock Exchange in April of 2001.

Organizational Structure of the Company

The following diagram sets forth the simplified organizational structure of the Company’s continuing operations:

Notes:

(1)	The Canadian Subsidiaries are corporations, limited partnerships, and unlimited liability companies directly or indirectly wholly-owned by the Company. The Canadian material or operating Subsidiaries are Just Energy Ontario L.P. (Ontario); Just Energy Alberta L.P. (Alberta); Just Green L.P. (Alberta); Just Energy Manitoba L.P. (Manitoba); Just Energy B.C. Limited Partnership (British Columbia); Just Energy Québec L.P. (Quebec); Just Energy Prairies L.P. (Manitoba); Just Energy Trading L.P. (Ontario); Filter Group Inc.; and Hudson Energy Canada Corp. (Canada). Just Energy Corp. is the general partner of each of the Canadian operating limited partnerships. Additionally, the Company indirectly holds an approximate 8% fully diluted interest in ecobee Inc., a manufacturer and distributor of smart thermostats located in Toronto, Ontario.
(2)	The U.S. Subsidiaries are corporations, limited liability companies and limited partnerships indirectly wholly-owned by the Company and are incorporated or formed, as applicable, under the laws of the State of Delaware, unless otherwise noted. The U.S. material or operating Subsidiaries are Just Energy (U.S.) Corp.; Just Energy Illinois Corp.; Just Energy Indiana Corp.; Just Energy Massachusetts Corp.; Just Energy New York Corp.; Just Energy Texas I Corp.; Just Energy Texas LP (Texas); Just Energy Pennsylvania Corp.; Just Energy Solutions Inc. (California); Just Energy Marketing Corp.; Just Energy Michigan Corp.; Hudson Energy Services LLC (New Jersey); Just Energy Limited; Fulcrum Retail Energy LLC d/b/a Amigo Energy (Texas); Tara Energy, LLC (Texas); Just Solar Holdings Corp.; and Interactive Energy Group LLC.

2

Brands

The Company operates under the following brands:

Articles of Arrangement of the Company

Below is a summary of the Articles of Arrangement of the Company. For a full description, please see www.sedar.com, www.sec.gov or www.justenergygroup.com.

Share Capital of the Company

The authorized share capital of the Company consists of an unlimited number of Common Shares and 50,000,000 Preferred Shares of which, as of July 07, 2020, 151,640,574 Common Shares and 4,662,165 Preferred Shares were issued and outstanding. The Company’s Common Shares are listed on the Toronto Stock Exchange (TSX: JE) and the New York Stock Exchange (NYSE: JE) and the Company’s Preferred Shares are listed on the Toronto Stock Exchange (TSX: JE.PR.U) and on the New York Stock Exchange (NYSE: JE.PR.A).

Common Shares

Each Common Share entitles the holder thereof to receive notice of and to attend all meetings of shareholders of the Company and to one vote per share at such meetings (other than meetings of another class of shares of the Company). The holders of Common Shares are, at the discretion of the Board and subject to the preferences accorded to the holders of Preferred Shares and any other shares of the Company ranking senior to the Common Shares from time to time, as well as applicable legal restrictions, entitled to receive any dividends declared by the Board of Directors on the Common Shares.

Preferred Shares

The Board may at any time in accordance with the CBCA issue Preferred Shares in one or more series, each series to consist of such number of shares and rights, privileges, restrictions and conditions as may be determined by the Board prior to such issuance. Except where specifically provided by the CBCA, the holders of the Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and shall not be entitled to vote at any such meeting. The holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Company ranking junior to the Preferred Shares from time to time, to be paid rateably with holders of each other series of Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

The first series of Preferred Shares consists of up to 10,000,000 Preferred Shares, designated as the 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”).

The Series A Preferred Shares rank senior to the Common Shares and to any other equity securities the terms of which specifically provide that they rank junior to the Preferred Shares. The Series A Preferred Shares shall rank junior to the Company’s existing and future indebtedness.

Except as provided by applicable law and as provided for herein, holders of Series A Preferred Shares will have no voting rights. Holders of Series A Preferred Shares shall be entitled to vote separately as a class to: (a) amend, alter or repeal any provisions of the Company’s articles relating to the Series A Preferred Shares to affect materially and adversely the rights, privileges, restrictions or conditions of the Series A Preferred Shares; or (b) authorize, create or increase the authorized amount of, any class or series of shares having rights senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

3

Holders of the Series A Preferred Shares are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends. During each dividend period from, and including, the date of original issuance to, but not including, March 31, 2022, dividends on the Series A Preferred Shares will accrue at the rate of 8.50% per annum of the Liquidation Preference. During each dividend period from, and including, March 31, 2022, to, but not including, March 31, 2027, dividends on the Series A Preferred Shares will accrue at an annual rate equal to the sum of (i) 6.48% plus the Mid Market Swap Rate as calculated on the immediately preceding dividend payment date and (ii) 0.50%, of the Liquidation Preference. During each dividend period from and including March 31, 2027, and thereafter, dividends on the Series A Preferred Shares will accrue at an annual rate equal to the sum of (i) 6.48% plus the Mid Market Swap Rate as calculated on the immediately preceding dividend payment date and (ii) 1.00%, of the Liquidation Preference. Dividends on the Series A Preferred Shares shall accrue daily and be cumulative from, and including, the date of original issue of each Series A Preferred Share and shall be payable quarterly on the last day of each March, June, September and December (each, a “dividend payment date”). On December 2, 2019, the Board of Directors suspended the dividend on the Preferred Shares.

Except where specifically provided by the CBCA, the holders of the Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and shall not be entitled to vote at any such meeting.

On and after March 31, 2022, the Company may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price per Series A Preferred Share equal to the Liquidation Preference, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. Upon the occurrence of a Change of Control (i) at any time on or after March 31, 2022, and (ii) provided that there is not a credit document prohibiting the same, the Company may, at its option, upon not less than 30 nor more than 60 days written notice, redeem the Series A Preferred Shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price per Series A Preferred Share equal to the Liquidation Preference, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, the Company has provided notice of redemption of some or all of the Series A Preferred Shares, the holders of Series A Preferred Shares will not have the Change of Control Conversion Right with respect to the Series A Preferred Shares so called for redemption.

Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, the Company has provided or provides irrevocable notice of the Company’s election to redeem the Series A Preferred Shares, in which case each such holder will only have the right with respect to the Series A Preferred Shares not called for redemption) to convert some or all of the Series A Preferred Shares held by such holder on the Change of Control Conversion Date into a number of Common Shares per Series A Preferred Share, which is equal to the lesser of (A) the quotient obtained by dividing (i) the sum of the Liquidation Preference plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date for a dividend declared on the Series A Preferred Shares and prior to the corresponding dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Share Price; and (B) 8.606 Common Shares.

Liquidation, Dissolution or Winding-up

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of its assets among its shareholders, the holders of the Preferred Shares and Common Shares shall be entitled, after payment of all liabilities of the Company, to share in all remaining assets of the Company as follows:

(a)	the holders of the Preferred Shares shall be entitled in priority to holders of Common Shares and any other shares of the Company ranking junior to the Preferred Shares from time to time, to be paid rateably with holders of each other series of Preferred Shares in the amount, if any, specified as being payable preferentially to the holders of such series; and
4

(b)	the holders of the Common Shares shall be entitled, subject to the preferences accorded to holders of Preferred Shares and any other shares of the Company ranking senior to the Common Shares from time to time, to share equally, share for share, in the remaining property of the Company.

three year history of the company

During the past three years the Company has been involved in several significant events. These events are described below in chronological order.

Amendments to Debt Covenants

On July 2, 2020, the Company announced that it had amended its senior secured credit facility to increase the senior debt to EBITDA covenant ratio from 1.50:1 to 2.00:1 and the total debt to EBITDA covenant from 3.50:1 to 4.00:1 with respect to the fiscal quarter ending June 30, 2020. In addition, the lenders under the Company’s senior unsecured term loan facility waived compliance with the senior debt to EBITDA and total debt to EBITDA covenants contained therein for the fiscal quarter ending June 30, 2020.

Sale of Japanese Business

On April 13, 2020, the Company announced that it sold all of the shares of Just Energy Japan KK (“Just Energy Japan”) to Astmax Trading, Inc. The purchase price was nominal, as the business was still in its start-up phase with more liabilities than assets and had fewer than 1,000 customers.

Update on the Strategic Review and COVID-19

On April 9, 2020, the Company provided a business update relating to the impact of the COVID-19 pandemic on its business, which it has been closely monitoring and assessing. The Company had taken a number of steps to ensure the health and safety of its employees, customers and communities, including suspending door-to-door selling, in-store retail partnerships and all business travel, as well as requiring employees to work from their homes unless required for business continuity.

Just Energy also provided an update on its previously announced strategic review process, which has taken into account the impact of COVID-19 on the Company and the markets more generally. Since the commencement of the strategic review on June 6, 2019, the Company had taken a number of actions to improve and optimize the Company’s business and refine its geographic footprint, including the sale of its U.K. operations, Irish business and certain other assets. The Company also cut approximately $60 million in costs in fiscal 2020, net of costs associated with severance and the strategic review process. The Company advised that it is no longer in active discussions regarding a specific transaction at this time, but is continuing to explore and evaluate alternatives under the strategic review process, including additional cost reduction and optimization strategies, improving efficiencies and eliminating redundancies, sales of certain assets, improvements to liquidity and leverage, refinancings and the sale of the entire business. Such efforts are being pursued with the goal of strengthening the Company’s financial foundation for the long-term benefit of Just Energy and its stakeholders as the Company continues to face and respond to the realities of the COVID-19 pandemic. The Company cautioned that there is no assurance that a transaction will result from the strategic review.

Shareholder Meeting Date Set

On April 6, 2020, Just Energy announced that it will hold its annual and special meeting of shareholders (the “Meeting”) on August 11, 2020.  The meeting will deal with normal course matters, matters related to the requisition for a special meeting of shareholders received by Robert L. Snyder Trust – 2005 Stream (“Snyder”) and any other necessary business.  The date selected reflected the impact of the ongoing COVID-19 pandemic, associated restrictions on public gatherings, and the difficulties in holding a potentially contested virtual-only meeting in Canada.

Amendments to Debt Covenants

On April 1, 2020, the Company announced that it amended its senior secured credit facility to increase the senior debt to EBITDA covenant ratio from 1.50:1 to 2.15:1 and the total debt to EBITDA covenant from 3.50:1 to 4.00:1 for the fourth quarter of the Company’s fiscal year ended March 31, 2020 (the “fourth quarter of Fiscal 2020”). In addition, the Company amended the covenants on its senior unsecured term loan facility to increase the senior debt to EBITDA covenant ratio from 1.65:1 to 2.30:1 and the total debt to EBITDA covenant from 3.50:1 to 4.25:1 for the fourth quarter of Fiscal 2020. Both changes are effective for the fourth quarter of Fiscal 2020 and the covenants will revert to the prior levels following March 31, 2020.

5

Receipt of Continued Listing Standards Notice from the NYSE

On March 24, 2020, the Company announced that on March 23, 2020 it received written notification from the New York Stock Exchange that it was not in compliance with the standard set forth in Rule 802.01C of the NYSE Listed Company Manual that requires listed companies to maintain an average closing share price of at least US$1.00 over a consecutive 30 trading-day period. This notification is not discretionary and is sent when a listed company’s share price falls below the NYSE’s minimum price listing standard. The Company has six months following the receipt of the noncompliance notice to cure the deficiency and regain compliance. Under the NYSE rules, the Company can regain compliance at any time during the six-month cure period if, on the last trading day of any calendar month during the cure period, its common stock has a closing share price of at least US$1.00 and an average closing share price of at US$1.00 over the 30 trading-day period ending on the last trading day of that month. Failure to regain compliance during the cure period or the Company’s failure to maintain other listing requirements could lead to a delisting. During this period, the Company’s common stock will continue trading on the NYSE under its existing ticker symbol, with the addition of a suffix indicating the “below compliance” status of its common stock, as “JE.BC.” The trading of Just Energy’s shares on the Toronto Stock Exchange remains unaffected. The notice does not affect the Company's business operations, or its Securities and Exchange Commission reporting requirements, and does not conflict with or cause an event of default under any of the Company's material debt agreements. The six-month period was subsequently extended to December 2, 2020, by the NYSE due to COVID-19.

Receipt of Shareholder Meeting Requisition

On March 18, 2020, the Company confirmed that on March 17, 2020, it received a letter from the Robert L. Snyder Trust – 2005 Stream, a shareholder beneficially holding more than 5% of the Common Shares of Just Energy, requisitioning a Just Energy shareholder meeting.

Receipt of Shareholder Proposals

On March 2, 2020, the Company confirmed that it received two shareholder proposals, on February 28, 2020, the deadline for shareholder proposals to be included in the management information circular for the 2020 annual general meeting of shareholders of the Company, by the Robert L. Snyder Trust – 2005 Stream. Pursuant to the shareholder proposals, Snyder proposed to increase the number of directors of Just Energy from six to eight, and to nominate six directors as candidates for election to the Board of Directors at the Company’s 2020 Annual Meeting of Shareholders. The Company also announced that the previously announced strategic review remains active and the Company expects to announce the outcome of this review by June 30, 2020.

Sale of Assets in Georgia and Closing of Sale of Irish Business

On December 31, 2019, the Company announced the sale all of its customer contracts and natural gas in storage in the State of Georgia to Infinite Energy for approximately US$3.4 million (approximately C$4.4 million), subject to customary adjustments. The Company advised that the Georgia market has limited growth possibility and was sub-scale for Just Energy.

In addition, the Company announced that it closed the previously announced sale of its Irish operations to Flogas Natural Gas Limited for approximately €700 thousand (approximately C$1.0 million), subject to customary adjustments.

Amendment to Covenants; Suspension of Preferred Share Dividend

On December 2, 2019, the Company announced that it amended its senior secured credit facility to increase the senior debt to EBITDA covenant ratio from 1.50:1 to 2.00:1 for the third quarter of Fiscal 2020. In addition, the Company amended the covenants on its senior unsecured term loan facility to increase the senior debt to EBITDA covenant ratio from 1.65:1 to 2.15:1 for the third quarter of Fiscal 2020. Both changes were effective only for the third quarter of Fiscal 2020 and the covenants revert to the prior levels following December 31, 2019. In connection with the amendments, the agreements governing both facilities were changed to restrict the declaration and payment of dividends on the Company’s Preferred Shares until the Company’s senior debt to EBITDA ratio is no more than 1.50:1 for two consecutive fiscal quarters. Accordingly, the Company suspended, with immediate effect, the declaration and payment of dividends on the Preferred Shares until the Company is permitted to declare and pay dividends under the agreements governing its facilities. However, dividends on the Series A Preferred Shares will continue to accrue in accordance with Series A Preferred Share terms during the period in which dividends are suspended. Any dividend payment following the suspended period will be credited against the earliest accumulated but unpaid dividend.

6

Closing of Sale of UK Operations

On November 29, 2019, the Company announced the closing of its previously announced sale of Hudson Energy Supply UK Limited (“Hudson UK”) to Shell Energy Retail Limited. Pursuant to the share purchase agreement, the aggregate amount of the closing consideration received was approximately £1.5 million (approximately C$2.8 million), following the closing adjustments. While the capacity market payments were reinstated in the UK in late October, any contingent consideration due to Just Energy will be paid following the determination of Hudson UK’s ultimate capacity market payment for the period up to June 30, 2019.

Announcement of Sale of UK Operations

On October 8, 2019, the Company announced the execution of a share purchase agreement to sell the Company’s UK operations, Hudson Energy Supply UK Limited to Shell Energy Retail Limited (“Shell Energy Retail”) for up to £10.5 million (approximately C$17 million). In addition, the Company has identified an incremental approximate C$20 million in annualized cost savings through its ongoing optimization efforts.

The sale of Hudson UK advanced the Company’s plan to streamline its operations, allowing the Company to narrow its geographic focus and concentrate on its core operations. In addition, the sale improves Just Energy’s liquidity position by eliminating significant capital investments in Hudson UK that would otherwise have been required in the short term to support the UK operations and to further grow the UK business.

Pursuant to the share purchase agreement, Just Energy announced it will receive £2 million (approximately C$3.2 million) at closing, adjusted by normal closing adjustments, and up to £8.5 million (approximately C$13.8 million) to be paid depending on whether the Office of Gas and Electricity Markets (Ofgem) or the Department for Business, Energy and Industrial Strategy reinstate the capacity market payments in the UK within a specified period of time.

Suspension of Common Share Dividend

As of August 14, 2019, the Board of Directors of the Company suspended the Common Share dividend.

Restatement of F2019 Audited Financial Statements and Q3 F2019 Interim Unaudited Financial Statements

Subsequent to the issuance of the financial statements for the year ended March 31, 2019, management identified an impairment of certain accounts receivable within the Texas residential markets of $58.6 million at June 30, 2019, of which $34.5 million related to the quarter ended December 31, 2018. The Company determined that the allowance for doubtful accounts related to the U.K. receivables required an adjustment of $74.1 million at June 30, 2019, of which $40.1 million related to the quarter ended December 31, 2018, $17.4 million related to the quarter ended March 31, 2019 and $16.6 million related to the quarter ended June 30, 2019.

Appointment of R. Scott Gahn as President and Chief Executive Officer

On August 5, 2019, the Company announced that Patrick McCullough departed the Company as President and Chief Executive Officer and stepped down from the Board of Directors. The Company named R. Scott Gahn as its President and Chief Executive Officer. Mr. Gahn has a long history in the deregulated energy industry, having served on the Electric Reliability Council of Texas board from 2005 to 2008 and having been involved in the sale of deregulated and regulated electricity and natural gas for over 28 years. He was one of the founding shareholders and Chief Executive Officer of Just Energy Texas LP, which was acquired by the Company in 2007. Following the acquisition, Mr. Gahn was the Chief Operating Officer of Just Energy until June 2011. He was appointed to the Board of Directors in December 2013.

7

Repurchase of US$13.2 Million and Extension of US$9.2 Million of the US$150 Million Convertible Bonds

On July 29, 2019, the Company redeemed US$13,200,000 in aggregate principal amount of US$150 Million Convertible Bonds. In addition, holders of US$9,200,000 in aggregate principal amount of the bonds elected to extend the maturity date of the bonds to December 31, 2020, pursuant to an option offered by the Company. The redemption was funded through the financing announced by the Company on September 12, 2018. All Bonds redeemed were submitted for cancellation.

Adjustment of Accounts Receivable

On July 23, 2019, the Company announced that as part of the previously announced Strategic Review process, management identified customer enrolment and non-payment issues, primarily in Texas, over the prior 12 months. As management identified these issues, more robust operational controls were put in place, culminating in numerous improvements being implemented during June and July 2019. Due to the identified issues, management updated its provisioning methodology used to estimate its reserve for trade receivables. Management expected an incremental impairment of the Texas residential accounts receivable of approximately $45 to $50 million as of June 30, 2019.

Option to Extend Maturity Date of Outstanding US$150 Million Convertible Bonds

On July 17, 2019, the Company announced that it provided notice to holders of its outstanding US$150 Million Convertible Bonds, due to mature on 29 July 2019, of an option to extend the maturity of the bonds to December 31, 2020 (the “Extension Option”).

Increase to the Credit Facility and Amendment to Senior Leverage Covenant

On June 28, 2019, Just Energy announced that its wholly owned subsidiaries, Just Energy Ontario L.P. and Just Energy (U.S.) Corp.,  completed an increase of their senior secured credit facility among National Bank of Canada, as Administrative Agent, and a syndicate of lenders, from C$352.5 million to C$370 million.  The senior debt to EBITDA covenant was amended from a ratio of 1.50:1 to 1.85:1 for the first quarter of Fiscal 2020.

Strategic Review Process

On June 6, 2019, the Company announced that its Board of Directors had decided to undertake a formal review process to evaluate strategic alternatives available to the Company (the “Strategic Review”). This decision followed expressions of interest from a number of parties concerning potential transactions involving the Company.

The Board of Directors appointed its Strategic Initiatives Committee, comprised of all of the independent directors, to oversee the Strategic Review, with the assistance of Guggenheim Partners, LLC and National Bank Financial Inc., who were retained as co-financial advisors.

Repurchase of US$21.8 Million of the US$150 Million Convertible Bonds

On March 25, 2019, the Company announced the repurchase of US$21,800,000 in aggregate principal amount of the US$150 Million Convertible Bonds through open market repurchases (the “OMR”). The OMR was funded through the financing announced by the Company on September 12, 2018. All Bonds repurchased pursuant to the OMR have been submitted for cancellation. Holders located in or resident in Canada were required to provide a signed confirmation and consent in the form approved by the Ontario Securities Commission in order for the Company to repurchase their Bonds.

Discontinued Operations

In March 2019, the Company formally approved and commenced the process to dispose of its businesses in Germany, Ireland and Japan. The decision was part of a strategic transition to a consumer-focused company. The disposal of the operations is expected to be completed within the next twelve months.

8

Cost Reduction Initiative

On March 21, 2019, the Company announced the elimination of over 200 positions, equating to approximately $40 million in general and administrative savings in the upcoming Fiscal Year.

Repurchase of US$60.2 Million of the US$150 Million Convertible Bonds

On February 21, 2019, the Company announced the repurchase of an aggregate principal amount of US$60,200,000 of the US$150 Million Convertible Bonds.

Addition of Insurance Wrap

On October 9, 2018, the Company announced that it entered into a Multi-Year Contingent Business Interruption Insurance Agreement (the “Insurance”) with Interstate Fire & Casualty Company (“IFCC”), a subsidiary of Allianz Global Corporate & Specialty SE. USI Insurance Services (“USI”) collaborated with Just Energy to customize and place the Insurance. The Insurance provides up to US$25 million of insured limit per event, US$50 million per year and US$225 million of limit over an eighty month term, covering risks such as loss of income due to natural perils, sabotage, terrorism including cyberattack, increased cost of supply from damage to supply and distribution infrastructure, interruption due to damage to customer property, losses in excess of Just Energy’s weather derivative program recoveries, and any unforeseen or unplanned weather related loss. The coverage period started August 1, 2018, and the initial premium was US$9.5 million per annum adjustable annually depending on loss experience. The policy structure allows for annualized amount of up to US$6.5 million return of premiums depending on loss experience and can be cancelled annually.

Acquisition of Filter Group Inc.

On October 1, 2018, the Company acquired Filter Group Inc. (“Filter Group”), a leading provider of subscription-based home water filtration systems to residential customers in Canada and the United States. Headquartered in Toronto, Ontario, Filter Group currently provides under-counter and whole-home water filtration solutions to residential markets in the provinces of Ontario and Manitoba and the states of Nevada, California, Arizona, Michigan and Illinois.

The Company acquired all of the issued and outstanding shares of Filter Group and the shareholder loan owing by Filter Group. In addition, Filter Group had approximately $22 million of third-party Filter Group debt. The aggregate consideration payable by the Company under the Purchase Agreement is comprised of: (i) $15 million in cash, fully payable within 180 days of closing; and (ii) earn-out payments of up to 9.5 million Just Energy Common Shares (with up to an additional 2.4 million Just Energy Common Shares being issuable to satisfy dividends that otherwise would have been paid in cash on the Just Energy shares issuable pursuant to the earn-out payments (the “DRIP Shares”)), subject to customary closing adjustments. The earn-out payments are contingent on the achievement by Filter Group of certain performance-based milestones specified in the Purchase Agreement in each of the first three years following the closing of the acquisition. In addition, the earn-out payments may be paid 50% in cash and the DRIP Shares 100% in cash, at the option of Just Energy.

The CEO of Filter Group is the son of the Executive Chair of Just Energy. As such, this was a related party transaction under IAS 24 – Related Party Disclosure, but not under securities law. Just Energy’s Executive Chair recused herself from the negotiations and the decision-making processes with respect to the acquisition. The transaction was reviewed by the Strategic Initiatives Committee and it received a fairness opinion from National Bank Financial on the transaction.

Repurchase of US$45.6 Million of the US$150 Million Convertible Bonds

On September 19, 2018, the Company announced the repurchase of an aggregate principal amount of US$45,600,000 of the US$150 Million Convertible Bonds.

US$250 Million Term Financing

On September 12, 2018, the Company announced a US$250 million (approximately C$325 million equivalent) non-revolving multi-draw senior unsecured term loan facility with Sagard Credit Partners, LP and certain funds managed by a leading US-based global fixed income asset manager. The Loan will bear interest at 8.75% per annum and will mature on September 12, 2023. The Company intends to use the net proceeds of this loan to repurchase the US$150 Million Convertible Bonds, for general corporate purposes, including to pay down the Company’s credit line, and for future acquisitions.

9

Credit Facility Renewal

On April 18, 2018, the Company announced that it renegotiated an agreement with a syndicate of lenders that includes CIBC, National Bank of Canada, HSBC Bank Canada, JPMorgan Chase Bank N.A., ATB Financial and Canadian Western Bank. In addition, Morgan Stanley Senior Funding, Inc., a subsidiary of Morgan Stanley Bank N.A., joined the syndicate. Current lenders, CIBC and National Bank of Canada served as Co-Lead Arrangers and Joint Bookrunners. The agreement extends Just Energy’s credit facility for an additional two years to September 1, 2020. The facility size was increased to $352.5 million from $342.5 million, with an accordion for Just Energy to draw up to $370 million.

Leadership Transition

On March 20, 2018, the Company announced that Deborah Merril and James Lewis were transitioning out of their President and Co-CEO roles and Patrick McCullough, Just Energy’s CFO, would be appointed as President and CEO and join the Board of Directors, effective April 1, 2018. Jim Brown, the President of Just Energy’s commercial business, replaced Mr. McCullough as CFO as of April 1, 2018. Ms. Merril and Mr. Lewis continued as directors of the Company. Ms. Merril and Mr. Lewis also provided advisory services to the Company until December 31, 2018.

Early Redemption of $100 Million Convertible Debentures

On March 27, 2018, the Company announced that it closed the redemption of the $100 Million Convertible Debentures scheduled to mature on September 30, 2018. The Company paid in cash to the holders of such debentures a redemption price equal to $1,028.0411 for each $1,000 principal amount of debentures, being equal to the aggregate of $1,000 and all accrued plus unpaid interest thereon to but excluding the redemption date, in each case less any taxes required to be deducted or withheld.

Normal Course Issuer Bid (2018)

On March 15, 2018, the Company announced its intention to initiate a normal course issuer bid for its 6.75% $160 Million Convertible Debentures and to renew its normal course issuer bid for its Common Shares. The notice provided that the Company may, during the 12-month period commencing March 19, 2018, and ending March 15, 2019, purchase on the Toronto Stock Exchange, the New York Stock Exchange (only in respect of the Common Shares) or alternative trading systems, if eligible, up to $16,000,000 of the $160 Million Convertible Debentures and up to 9,733,847 Common Shares, being 10% of the “public float” of the $160 Million Convertible Debentures and the Common Shares. The aggregate amount of the $160 Million Convertible Debentures and Common Shares that the Company may purchase during any trading day would not exceed $38,565 and 115,449, respectively, being approximately 25% of the average daily trading volume of the $160 Million Convertible Debentures and the Common Shares based on the trading volume on the TSX for the most recently completed six calendar months. Any of the $160 Million Convertible Debentures and Common Shares purchased pursuant to this normal course issuer bid will be cancelled by the Company. The price that the Company will pay for the $160 Million Convertible Debentures and Common Shares will be the market price at the time of acquisition.

6.75% Convertible Unsecured Senior Subordinated Debenture Offering

On February 12, 2018, Just Energy entered into an underwriting agreement with a syndicate of underwriters, pursuant to which Just Energy issued, on February 22, 2018 on a “bought deal” basis, $100,000,000 aggregate principal amount of convertible unsecured senior subordinated debentures at a price of $1,000 per debenture (the “6.75% 100 Million Convertible Debentures”). The debentures bear interest from the date of issue at 6.75% per annum, with interest payable semi-annually in arrears on March 31 and September 30 of each year commencing on September 30, 2018. The debentures will mature on March 31, 2023.

10

EdgePower Acquisition

On February 5, 2018, Just Energy and Just Energy (U.S.) Corp. entered into the Share Purchase Agreement with the Sellers, pursuant to which Just Energy (U.S.) Corp. agreed to acquire all of the issued and outstanding shares of EdgePower for total consideration of approximately US$14 million on closing, subject to customary adjustments based on working capital (the “Purchase Price”). The Purchase Price consisted of: (i) US$7 million in cash; (ii) US$7 million to be satisfied by the issuance of the Consideration Shares (the “Share Consideration Amount”), approximately 43% of which is subject to a three-year escrowed hold period; and (iii) a one-time performance-based payout of 20% of the cumulative EBITDA over three years, up to a maximum of US$6 million subject to annual and cumulative thresholds. The specific number of Consideration Shares to be issued as part of the Purchase Price was determined by dividing (A) the Share Consideration Amount by (B) the sum of the daily dollar volume weighted average price for a Common Share on the NYSE for each of the five trading days ending on and including the second trading day immediately prior to the Closing Date, divided by five.

At-the-Market Offering Renewal

On January 5, 2018, Just Energy renewed its at-the-market offering in the United States of up to US$146,096,810 million aggregate principal amount of 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares pursuant to a prospectus supplement dated January 5, 2018. Dividends on the Preferred Shares will initially accrue at the rate of 8.50% per annum of the US$25.00 liquidation preference per Preferred Share and will thereafter accrue at a floating rate. The Preferred Shares are convertible into Common Shares upon a change of control of Just Energy.

Energy Broker Business

In the fall of 2017, the Company launched its energy broker business under the brand Interactive Energy Group, which markets energy solutions to businesses for multiple suppliers. Just Energy also provides LED retrofit services in certain markets including Ontario and Texas.

Termination of Exclusivity with Red Ventures LLC

On August 1, 2017, the Company announced that it had reached an agreement with its joint venture partner, Red Ventures LLC, to end the exclusive relationship for online sales of the Just Energy brand in North America. To facilitate the transaction, Just Energy acquired the outstanding 50% interest of Just Ventures LLC in the United States and Just Ventures L.P. in Canada.

BUSINESS OF JUST ENERGY

General

Just Energy is a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions and renewable energy options to customers. Currently operating in the United States and Canada, Just Energy serves residential and commercial customers. Just Energy is the parent company of Amigo Energy, Filter Group, Hudson Energy, Interactive Energy Group, Tara Energy and terrapass.

By fixing the price of electricity or natural gas under its fixed-price energy contracts for a period of up to five years, Just Energy’s customers offset their exposure to changes in the price of these essential commodities. Variable and indexed rate products allow customers to maintain competitive rates while retaining the ability to lock into a fixed price at their discretion. Flat bill products offer a consistent price regardless of usage. The Company derives its margin or gross profit from the difference between the price at which it is able to sell the commodities to its customers and the price at which it purchases the associated volumes from its commodity suppliers as well as from margins obtained through the sale of home energy management services and products. Under the Company’s terrapass brand, through carbon offset and Renewable Energy Credits programs, customers can reduce the negative impact of their own day-to-day energy consumption. The Company launched its energy broker business under the brand Interactive Energy Group in the fall of 2017 which markets energy solutions to businesses for multiple suppliers. Through Filter Group, the Company sold water filtration systems in Ontario, California, Nevada and Texas.

11

The Company’s operating Subsidiaries currently carry on business in the United States in the states of Illinois, New York, Indiana, Michigan, Ohio, New Jersey, California, Maryland, Pennsylvania, Massachusetts, Texas and Delaware and in Canada in the provinces of Ontario, Alberta, Manitoba, Québec, British Columbia and Saskatchewan.

The map in Fig-1 below shows the jurisdictions in the United States and Canada in which Just Energy operates.

Fig-1:

As of March 31, 2020, Just Energy had aggregated approximately 3,396,000 RCEs, with approximately 35% from its Consumer Division (residential and small business) and 65% from its Commercial Division.

Consumer Division

Electricity

In the Provinces of Ontario and Alberta and the States of New York, Texas, Illinois, Pennsylvania, New Jersey, Maryland, Michigan, California, Ohio, Delaware and Massachusetts, Just Energy and its affiliates offer a variety of solutions to its electricity customers, including fixed-price, variable-price, and flat-bill products on both short-term and longer-term electricity contracts. Some of these products provide customers with price-protection programs for the majority of their electricity supply requirements. Just Energy uses historical usage data for all enrolled customers to predict future customer consumption and to help with long-term supply procurement decisions.

The Local Distribution Companies (“LDCs”) provide billing in all electricity markets except Alberta and Texas (see “Business of Just Energy – Natural Gas”). The LDCs also provide collection services, including the collection and remittance to Just Energy of the commodity portion of each customer’s account for a small monthly fee, except in Alberta, California, Massachusetts and Texas. In California and Massachusetts, the LDC provides collection services only until the account is delinquent. In Alberta and Texas, Just Energy bills and collects itself. In Ontario, New York, Pennsylvania, New Jersey, Ohio, Illinois, Maryland and Michigan, each LDC assumes 100% of the credit (receivable) risk associated with default in payment by residential customers.

Natural Gas

Just Energy and its affiliates offer natural gas customers a variety of products, such as five-year fixed-price contracts, flat-bill options and month-to-month variable-price offerings in the Provinces of Ontario, Québec, British Columbia, Alberta, Manitoba and Saskatchewan, and in the States of Maryland, Michigan, New York, Illinois, Indiana, Ohio, California, Pennsylvania and New Jersey. Although customers purchase their gas supply through Just Energy, the LDC is still mandated, on a regulated basis, to distribute the gas. Except in Alberta, the LDCs provide billing and, except in Alberta, Illinois and California, the LDCs provide collection services, including the collection and remittance to Just Energy of the commodity portion of each customer’s account for a small monthly fee. In Illinois and Pennsylvania, the LDC provides collection services only until the account is delinquent. In Ontario, British Columbia, Manitoba, Quebec, New York, Ohio and Michigan, each LDC assumes 100% of the credit (receivable) risk associated with default in payment by residential and commercial customers. In all Canadian markets except for Alberta, the LDCs pay Just Energy for the gas when it is delivered. In other jurisdictions, including Alberta, Just Energy is paid upon consumption by the customers.

12

Filter Group

Acquired by the Company on October 1, 2018, Filter Group is a provider of subscription-based home water filtration systems to residential customers in Canada and the United States. Filter Group offers consumers both under-counter and whole-home water filtration systems.

Commercial Division

Just Energy’s commercial business is operated primarily through Hudson Energy. Hudson Energy offers fixed and variable rate natural gas and electricity contracts, as well as more customized products to meet the needs of specific customers. Hudson Energy generates the majority of its sales through a large network of non-exclusive independent brokers. Some sales are also made through Independent Contractors, exclusive brokers, and inside sales teams. With its web-based sales portal, Hudson Connex, Hudson Energy has technology that enables more efficient selling of products to commercial customers by delivering customer-specific pricing and contract documents on demand. Hudson Connex also provides tools for independent brokers to manage their customer accounts after the sale is complete. Except in Alberta, Illinois, and Texas, the LDC provides billing and collection services for the majority of Hudson Energy customers. In New Jersey and California, the LDC provides collection services only until the account is delinquent.

Interactive Energy Group

The Company launched its energy broker business under the brand Interactive Energy Group in the fall of 2017. This business markets energy solutions to businesses for multiple suppliers.

JustGreen and terrapass

Just Energy also offers carbon offsets and renewable energy certificates through its JustGreen Electricity and Natural Gas, and terrapass programs. Sales of these products continue to support and reaffirm the strong customer demand for green product options in all markets.

JustGreen™

The JustGreen electricity product offers customers the option of choosing renewable energy certificates which contribute to ‘greening the grid’. The JustGreen Gas product offers carbon offsets which allow the customer to reduce the carbon footprint of their home or business associated with the gas purchased from Just Energy.

Just Energy believes that these JustGreen products will not only add to profits, but also increase sales receptivity. When a customer purchases a unit of JustGreen Electricity or Natural Gas, it creates a contractual obligation for Just Energy to obtain renewable energy certificates or carbon offsets of a quantity at least equal to the demand created by the customer’s purchase. Of all residential customers who contracted with Just Energy in the year ending March 31, 2020, 58% purchased JustGreen for some or all of their energy needs. On average, these customers elected to purchase 88% of their consumption as green supply.

Terrapass

Since 2004, terrapass has been a provider of sustainable carbon emissions solutions. Terrapass supports projects throughout North America that reduce greenhouse gases and produce renewable energy. Terrapass products and services provide consumers and businesses with options to help them reduce the environmental impact of their everyday activities through carbon offsets, renewable energy certificates and BEF Water Restoration Certificates.

The Company retains an independent auditor to validate its renewable and carbon offset purchases annually to ensure that customer requirements have been matched or exceeded with relevant carbon offsets or renewable energy certificates for both JustGreen and terrapass products. An independent auditor has performed this review since 2009 and determined that Just Energy was compliant each year.

13

Marketing

Residential customers are contracted through a number of sales channels including online, retail stores, telemarketing, door-to-door and affinity programs. Commercial customers are primarily obtained through independent brokers utilizing the Hudson Connex sales portal to solicit Energy Contracts but also uses door-to-door, telemarketing and affinity relationships. On April 1, 2020, Just Energy announced that due to COVID-19, the Company had taken several proactive steps to support the health and well-being of its customers, employees, their families and the communities in which it operates, including the suspension of door-to-door selling and in-store retail partnerships. In May and June 2020, in-store retail selling commenced again in a reduced number of stores; however, door-to-door selling did not recommence and the Company continues to evaluate the viability of the channel.

Corporate Social Responsibility

Community Investment

Just Energy conducts business with a mind that its activities benefit the communities in which it operates through job creation, charitable donations and employee volunteerism.

Support for communities

As a leading energy retailer in North America, Just Energy’s vision is to support organizations in Canada and the United States that make positive contributions to energy consumers. The Company is dedicated to supporting organizations that work to provide financial aid and resources to disadvantaged/high-needs communities. Through such support, Just Energy is committed to being a strong corporate citizen and community partner to promote the livelihood and enhance the quality of life for those most vulnerable.

Women’s Leadership Council

The Women’s Leadership Council was formed in 2016 to cultivate the success and leadership of women at Just Energy. The Council hosts social events to encourage industry networking in addition to offering women at all levels of the Company the opportunity to participate workshop sessions focused on professional development. Since 2019, the Council has been a member in the Hawthorn Club, a global network of executive women whose mission is to promote the appointment of women to senior corporate positions and boards, and to facilitate gender diversity within the energy sector.

Environmental Stewardship

Just Energy provides sustainable energy solutions to residential and commercial customers that allow them to reduce their environmental impact. See “Just Green” and “terrapass” on pages 13 and 14. The renewable energy and renewable energy credits are sourced from EDP Renewables’ Lone Star II Wind Farm.

Accountability and transparency

Just Energy proactively evaluates its green energy sales to ensure the Company’s project investments match customers’ green energy selections. Just Energy’s green purchases are reviewed annually by Grant Thornton LLP. This validates that the money spent by customers on Just Energy’s green products through terrapass.com or with JustGreen Natural Gas and Power goes directly to renewable energy or carbon offset projects.

One hundred percent of the carbon offsets purchased are verified and validated against broadly accepted protocols by independent third party verifiers.

14

Standards and certifications

Terrapass Renewable Energy Credits (“RECs”) are certified by Green-E Energy (U.S.) and EcoLogo (Canada) to assure transparency and quality in creation, quantification, and verification. Each REC receives a unique identification number to track every MWh of energy generated.

Carbon offsets are verified and retired under the Climate Action Reserve (CAR), Verified Carbon Standard (VCS), Gold Standard (GS), and the CSA Registry.

The National Fish and Wildlife Foundation, a widely recognized leader in freshwater restoration projects, certifies all BEF WRC® restoration projects. BEF tracks the amount of water restored by each project on the International Markit Registry which ensures no double counting. Every BEF (Bonneville Environmental Foundation) Water Restoration Certificate® created represents 1,000 gallons of water restored on a customer’s behalf. By purchasing BEF WRCs®, customers are directly contributing to the restoration of recreational and ecological vitality in critical freshwater ecosystems.

Terrapass is a member of Green-e Climate certification to ensure transparency and quality of offsets.

Generation sources

Just Energy seeks and purchases RECs and carbon offsets from a variety of renewable sources that reduce greenhouse gases including:

Farm power – working with farms to make the best possible use of animal waste.

Landfill gas capture – turns garbage into power by capturing the methane released by organic waste as it breaks down.

Coal mine methane – support methane capture projects at abandoned coal mines where methane naturally exists in coal beds and is released into the atmosphere through mine shafts.

Forest management – forests sequester carbon dioxide in the trunks, leaves, branches and roots of trees. The projects improve forest management to sequester more carbon.

Wind energy – wind energy displaces electricity that is generated by dirty fossil fuels like gas and coal.

Corporate Governance

The Company has an active Board of Directors to guide its operations and ensure transparency to investors. Just Energy’s corporate governance committee meets the recommended standards established by the Canadian and U.S. Securities Administrators and other shareholder groups. The Company’s Board of Directors currently comprises the Executive Chair, the CEO, and four non-management directors, and is monitored by a lead independent director. The Board has delegated certain decisions to its committees that are comprised of non-management directors only. The committees are the Audit Committee; Risk Committee; Nominating and Corporate Governance Committee; Compensation, Human Resources, Environmental and Health and Safety Committee; and the Special Committee.

Code of Business Conduct and Ethics Policy

Just Energy has implemented a Code of Business Conduct and Ethics Policy which is available on its website at www.justenergygroup.com. All employees are required to acknowledge the Code of Business Conduct and Ethics Policy annually.

15

Human Resources

As a company, Just Energy has implemented a number of policies to foster a safe, welcoming and equitable work environment, including with respect to the following:

Supply Arrangements

Commodity

For fixed-price contracts, Just Energy purchases gas and electricity supply through physical or financial transactions with Commodity Suppliers in advance of marketing, based on forecasted customer aggregation for residential and small commercial customers. For larger commercial customers, electricity and gas supply is generally purchased concurrently with the execution of a contract. Each LDC provides historical customer usage which, when normalized to average weather, enables Just Energy to purchase the expected normal customer load. For natural gas, some LDCs may require Just Energy to inject gas into storage in the summer for delivery to customers in the winter pursuant to a pre-set delivery schedule.

Just Energy attempts to mitigate exposure to weather variations through active management of the electricity and gas portfolio, which involves, but is not limited to, the purchase of options, including weather derivatives. This strategy provides price and volume protection, but will not eliminate all supply cost risks. The expected cost of this strategy is incorporated into the price to the customer. To the extent that balancing requirements are outside the forecast purchase, Just Energy bears the financial responsibility for fluctuations in customer usage. Volume variances may result in either excess or short supply. In the case of under consumption by the customer, excess supply is sold in the spot market resulting in either a gain or loss compared to the weighted average cost of supply. Further, customer margin is lowered proportionately to the decrease in consumption. In the case of greater than expected consumption, Just Energy must purchase the short supply in the spot market. Consequently, customer margin increases proportionately to the increase in consumption net of the gain or loss associated with the incremental supply purchase. Additionally, to the extent that supply balancing is not fully covered through customer pass-throughs, active management or the options employed, Just Energy’s customer gross margin may be impacted depending upon market conditions at the time of balancing.

Just Energy transacts with a number of different counterparties for its energy supply. Its primary suppliers participate in an Intercreditor Agreement pursuant to which the Commodity Suppliers and lenders to Just Energy share in the collateral provided by the energy commodity business of Just Energy. The supply participants to the Intercreditor Agreement are Shell, BP, Exelon, Bruce Power, EDF Trading North America, LLC, Nextera Energy Power Marketing, LLC, Macquarie and Morgan Stanley Capital Group Inc. (collectively, the “Secured Suppliers”). Certain of these Commodity Suppliers also assist in managing, balancing and/or scheduling gas and/or power requirements in certain markets for a fee pursuant to additional agreements.

Just Energy’s financial obligations to the Secured Suppliers are secured by general security agreements providing for, among other things, a priority security interest over all customer contracts. If the Secured Suppliers default in their obligations to deliver gas and electricity to Just Energy, or if Just Energy defaults in its obligations to accept delivery of gas or electricity, the contractual arrangements between them contain provisions requiring, subject to force majeure, the payment of various amounts by the defaulting party to the non-defaulting party, including liquidated damages.

Just Energy has also entered into contractual arrangements for the physical purchase or financial hedge of energy from other Commodity Suppliers. Although the contractual arrangements with these other Commodity Suppliers are not secured on the same basis as the transactions with the Secured Suppliers, in certain circumstances, security for the obligations of Just Energy to these other Commodity Suppliers or vice versa is provided by way of letter of credit.

16

JustGreen/terrapass

On behalf of its customers, Just Energy purchases and retires RECs and carbon offsets from certified sources for greenhouse gas reduction and green energy production offsetting their average electricity and/or natural gas use for those customers who elect to purchase JustGreen or terrapass products. Just Energy may attempt to purchase the RECs and carbon offsets from facilities, such as wind farms, solar, biomass projects and landfill gas projects, located in the local jurisdiction in which it sells its green products. The RECs are Green-e Energy (U.S.) and EcoLogo (Canada) certified or comply with renewable portfolio standards where registered; the carbon offset projects are verified through Climate Action Reserve, Voluntary Carbon Standard or American Carbon Registry in the U.S., and meet the ISO 14064 Standard in Canada. Water Restoration Certificates® (“WRC”) are purchased from the Bonneville Environmental Foundation which operates the program. The National Fish and Wildlife Foundation verifies each project. Each WRC is individually registered on the international Markit Environmental Registry.

Risk Management

Just Energy’s commodity and volume forecasts are a function of historical data and current market conditions and have been meticulously tested and analyzed under a number of potential scenarios.

17

As detailed below, Just Energy effectively hedges its weather exposure so that weather volatility is substantially mitigated.

Just Energy’s risk management policy has established risk limits that mitigate any material downside. These include value-at-risk limits, volume thresholds for electricity, natural gas, and carbon and renewable energy credits, and weather exposure. These risk limits are reviewed on a quarterly basis by the Risk Committee and are subject to change.

Competition

Management of Just Energy believes the Company is well positioned in the market through: (i) a diversified marketing and sales channel approach; (ii) a responsive customer care and customer service process; (iii) a disciplined risk management approach to commodity supply and green products; and (iv) products priced to achieve stable margin growth vs. customer growth in all business sectors. The industry credibility of Just Energy is based on the long-term experience of its management team relating to the deregulation of natural gas and electricity and their innovations in providing consumer choices including its terrapass product offerings within the direct purchase market.

Industry Competition

Electricity and Natural Gas

Just Energy has natural gas and electricity competition in every jurisdiction in which it carries on business. Generally, competitors are local in nature with a few extending to multiple jurisdictions. There can be upwards of twenty competitors in many markets. The nature and product offerings vary by jurisdiction. It is possible that new entrants may enter the market and compete directly for the customer base that Just Energy targets, slowing or reducing its market share. Other than LDCs (discussed below), Just Energy’s largest competitors are Direct Energy Marketing Ltd. (which is owned by Centrica plc), IGS Energy Inc., NRG Energy Inc., which owns Green Mountain Energy Company and Reliant Energy, and MXenergy Inc., Constellation (which is owned by Exelon) and Vistra Energy.

The LDCs are currently not permitted to make a profit on the sale of the gas and electricity commodity to their supply customers. If the LDCs are permitted by changes in the current regulatory framework to sell natural gas at prices other than cost, their existing customer bases could provide them with a significant competitive advantage. This may limit the number of customers available for marketers including Just Energy. To the extent that Just Energy is successful through its marketing program in educating customers, it believes that it can be successful in signing LDC customers to its products.

18

JustGreen/terrapass

The most significant competitors with respect to Just Energy’s JustGreen products are TXU Energy and Green Mountain Energy Company in the United States and Bullfrog Power in Canada.

The most significant competitors with respect to Just Energy’s terrapass products are carbonfund.org, 3 Degrees Group Inc., and NativeEnergy, Inc.

Water Filtration Systems

The Company’s most significant competitors with respect to water filtration systems are Aquasana, Inc., Culligan Water, and Brita whose North American rights are owned by The Clorox Company.

Environmental Protection

With respect to the sale of natural gas and electricity, Just Energy does not view potential environmental liabilities as a significant concern. Just Energy does not have physical control of the natural gas or electricity or any facilities used to transport it. Therefore, any potential liability of Just Energy for gas leaks or explosions during transmission and distribution is considered to be relatively remote.

Employees

As of July 07, 2020, Just Energy and its affiliates employed approximately 880 people.

Real Property

Just Energy leases space for its Canadian and U.S. head offices in Mississauga, Ontario and Houston, Texas, respectively; corporate office in Toronto, Ontario; operating office in Dallas, Texas; call centres in Mississauga, Ontario, and Houston, Texas; JEBPO office in Bangalore, India; as well as 11 sales offices throughout North America.

Industry Regulation

In each jurisdiction in North America, the energy markets are regulated under the oversight of a state or provincial government agency with legislated authority to regulate generally all aspects of the industry including the sale of electricity and natural gas. Although the sale of the commodity itself is considered a ‘deregulated’ service, with the exception of Quebec and Indiana, Just Energy is required to obtain a certificate of authority or license from the regulatory agency and pursuant to that license, operate in accordance with state or provincial legislation and established regulations and rules as it pertains to the marketing of energy services within the jurisdiction. In Quebec and Indiana, Just Energy markets services under a direct contractual arrangement established with the LDC and is subject to operate in accordance with rules established under the LDC’s tariffs. Just Energy currently has obtained and maintains all of the licenses and contractual arrangements required to undertake its business in all of the jurisdictions in which it operates.

19

In the US, the Company is subject to regulation by the Federal Energy Regulatory Commission (“FERC”) and the North American Electricity Reliability Corporation (“NERC”). FERC regulates transportation of natural gas by interstate pipelines. Such regulation affects the Company’s access to natural gas supplies. As to the wholesale electricity sector, FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. The Company’s electric operations are dependent upon the availability of open access, non-discriminatory electric transmission service. FERC also regulates the sale of wholesale electricity by requiring companies who sell in the wholesale market to obtain a market-based rate authority unless they justify their rates on a cost-of-service basis. Several of the Company’s subsidiaries have market-based rate authority. If these subsidiaries do not comply with FERC’s rules on market-based rate authority be subject to sanctions, including substantial monetary penalties. The Company is also subject to mandatory reliability standards enacted by the NERC and enforced by FERC. Compliance with the mandatory reliability standards may subject the Company and others to higher operating costs and may result in increased capital expenditures. If the Company is found to be in noncompliance with the mandatory reliability standards, the Company could be subject to sanctions, including substantial monetary penalties.

In addition, the Dodd-Frank Act provides a regulatory regime for derivatives that generally requires derivatives to be traded on an exchange and cleared together with related collateral and margin requirements. The Company qualifies for the commercial end-user exception which allows it to continue to enter into swaps in the over-the-counter market without being subject to mandatory exchange trading and clearing. Additionally, Dodd-Frank has brought about enhanced reporting and record keeping requirements as well as expanded position limits that are still pending final adoption. In addition, the Canadian regulators have commenced a process to implement a similar regulatory regime for derivatives that is not yet finalized. These Canadian rules are meant to be similar to the US’s Dodd Frank Act but have differences that may be more impactful to the Company than the current U.S. regulations.

Financing

Just Energy Credit Facility

Just Energy Ontario L.P. and Just Energy (U.S.) Corp., Subsidiaries of the Company, are parties to the eight amended and restated credit agreement (as amended, restated and supplemented from time to time), providing Just Energy with a credit facility of up to $370 Million for working capital purposes, which includes a $65 million LC Facility (the “Credit Facility”). Under the terms of the Credit Facility, Just Energy is able to make use of Bankers’ Acceptances and LIBOR advances at stamping fees that vary between 2.625 percent and 3.75 percent, prime rate advances at rates of interest that vary between bank prime plus 1.625 percent and 2.75 percent, and letters of credit at rates that vary between 2.625 percent and 3.75 percent. Interest rates are adjusted quarterly based on certain financial performance indicators. The current syndicate of lenders includes National Bank of Canada, HSBC Bank of Canada, CIBC, ATB Financial, Canadian Western Bank, JPMorgan Chase Bank N.A. and Morgan Stanley Senior Funding, Inc. The principal amount outstanding under the LC Facility is guaranteed by Export Development Canada (“EDC”) under EDC’s Account Performance Security Guarantee Program. To complement the Credit Facility, Just Energy, the Secured Suppliers and the lenders have entered into the Intercreditor Agreement pursuant to which the Secured Suppliers and the lenders jointly hold security over substantially all of the assets of the Company and its North American operating Subsidiaries. Securities with respect to the commodity business owned directly or indirectly by the Company in its North American operating Subsidiaries have been pledged to National Bank of Canada, the collateral agent, as part of the security. All receipts are directed to bank accounts over which National Bank of Canada, as collateral agent, has deposit account control agreements in place (each a “Blocked Account”). Gas Suppliers and Electricity Suppliers invoice the operating Subsidiaries of the Company directly and, provided that no event of default exists under the Credit Facility, the Intercreditor Agreement or the related security agreements, the Subsidiaries of the Company, on a periodic basis, pay the cost of commodity and related administration fees directly from the Blocked Accounts. Where an event of default exists, National Bank of Canada, as collateral agent, has the right to exercise control over each Blocked Account in any manner and in respect of any item of payment or proceeds thereof in accordance with the terms of the Intercreditor Agreement. The Credit Facility contains a number of covenants, including, without limitation, with respect to financial ratios. As of March 31, 2020, Just Energy is in compliance with all covenants under the Credit Facility. The Credit Facility matures on September 1, 2020.

20

US$250 Million Term Financing

On September 12, 2018, the Company entered into a US$250 million non-revolving multi-draw senior unsecured term loan facility with Sagard Credit Partners, LP and certain funds managed by a leading US-based global fixed income asset manager. The Loan will bear interest at 8.75% per annum and will mature on September 12, 2023. The Company used the net proceeds of this loan to repurchase the $150 Million Convertible Bonds, for general corporate purposes, including to pay down the Company’s credit line, and for future acquisitions. As at March 31, 2020, US$207 million had been drawn on the term loan.

$150 Million Convertible Bonds

On January 29, 2014, the Company announced the closing of the European-focused offering of US$150 million of senior unsecured convertible bonds due July 2019 with a coupon of 6.5% per annum payable semi-annually in arrears. The initial conversion price is US$9.3762 share, which represents a premium of 22.5% over the 5-day volume weighted average price of Just Energy’s Common Shares on January 21, 2014 (being the day on which the offering was publicly announced). On July 17, 2019, the Company announced that it provided notice to holders of its outstanding US$150 Million Convertible Bonds, due to mature on 29 July 2019, of an option to extend the maturity of the bonds to December 31, 2020, of which US$9.2 million of the Convertible Bonds were extended. As of the date hereof, US$140.8 million of the Convertible Bonds have been redeemed. The $150 Million Convertible Bonds are subject to certain covenants. As of March 31, 2020, all of these covenants have been met.

6.75% Convertible Debentures

On October 5, 2016, the Company announced the closing of its $160,000,000 public offering of convertible unsecured senior subordinated debentures (the “6.75% Debentures”) at a price of $1,000 per debenture, bearing interest at 6.75% per annum and maturing on December 31, 2021 (the “Maturity Date”). Each $1,000 principal amount of the 6.75% Debentures is convertible at the option of the holder at any time prior to the close of business on the last business day immediately preceding the earlier of the Maturity Date and the date fixed for redemption, into 107.5269 Common Shares of Just Energy, representing a conversion price of $9.30, subject to certain antidilution adjustments. The 6.75% Debentures are listed on the Toronto Stock Exchange under the symbol JE.DB.C.

The 6.75% Debentures are not redeemable before December 31, 2019 (except in limited circumstances following a Change of Control as provided herein). On and after December 31, 2019 and prior to December 31, 2020, the 6.75% Debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, and at a redemption price equal to the principal amount thereof plus accrued and unpaid interest thereon, if any, provided that the current market price on the date on which notice of redemption is given is at least 125% of the conversion price. On or after December 31, 2020, the 6.75% Debentures may be redeemed by the Company, in whole or in part, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

8.5% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

On February 7, 2017, Just Energy closed its underwritten public offering of 4,000,000 of its 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares (the “Preferred Shares”) at a public offering price of US$25.00 per Preferred Share, for gross proceeds of US$100 million. Just Energy granted the underwriters an option exercisable for 30 days from January 30, 2017, exercisable in whole or in part, to purchase up to 600,000 additional Preferred Shares at the same price and on the same terms as the 4,000,000 Preferred Shares. In addition, concurrently with the closing of the public offering of Preferred Shares, Just Energy closed a non-brokered private placement of 40,000 Preferred Shares at a price of US$25.00 per Preferred Share, for gross proceeds of US$1 million.

At-the-Market Program in the United States for the 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

On May 2, 2017, the Company announced it has entered into an at-the-market issuance sales agreement dated May 1, 2017 (the “Sales Agreement”) with FBR Capital Markets & Co. (“FBR”), pursuant to which Just Energy may, at its discretion and from time-to-time during the term of the Sales Agreement, offer and sell in the United States, through FBR, acting as the Company’s agent, 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares of the Company (“Preferred Shares”) having an aggregate offering price of up to US$150 million (the “Offering”). The At-the-Market Program expired in February 2020 with 613,349 Preferred Shares having been sold under the At-the-Market Program for US$19.4 million.

21

6.75% Convertible Unsecured Senior Subordinated Debenture Offering

On February 12, 2018, Just Energy entered into an underwriting agreement with a syndicate of underwriters, pursuant to which Just Energy issued, on February 22, 2018 on a “bought deal” basis, $100,000,000 aggregate principal amount of convertible unsecured senior subordinated debentures at a price of $1,000 per debenture (the “6.75% 100 Million Convertible Debentures”). The debentures bear interest from the date of issue at 6.75% per annum, with interest payable semi-annually in arrears on March 31 and September 30 of each year commencing on September 30, 2018. The debentures will mature on March 31, 2023. The 6.75% 100 Million Convertible Debentures were used to early redeem the 5.75% Debentures on March 27, 2018.

RISK FACTORS

The business of the Company and an investment in securities of the Company are subject to certain risks. Prospective purchasers of securities of the Company should carefully consider the risk factors set forth on page 1 and under the heading “Risk Factors” of the Company’s Fiscal 2020 Fourth Quarter Management Discussion and Analysis (“MD&A”) (in Just Energy’s Annual Report), which portions of such documents are incorporated by reference in this Annual Information Form and are available on the SEDAR website at www.sedar.com, the U.S Securities and Exchange Commission website at www.sec.com and on Just Energy’s website at www.justenergygroup.com. The principal risks and uncertainties that Just Energy can foresee are described in the above referenced excerpts, which are qualified in their entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this Annual Information Form. The list may not be an exhaustive list as some future risks may be as yet unknown. Other risks currently regarded as immaterial could turn out to be material. If any such risks actually occur, the business, financial condition and/or liquidity and results of operations of the Company could be materially adversely affected and the ability of the Company to pay dividends on the Common Shares could be materially adversely affected.

DIVIDENDS and distributions

Dividends on Common Shares

The Company’s dividend policy provides that the amount of cash dividends, if any, to be paid on the Common Shares is subject to the discretion of the Board of Directors and may vary depending on a variety of factors, including, without limitation: (i) the prevailing economic and competitive environment; (ii) the Company’s results of operations and earnings; (iii) financial requirements for the operations and growth of the Company and its Subsidiaries; (iv) the satisfaction of solvency tests imposed by the CBCA for the declaration and payment of dividends; (v) contractual restrictions and financing agreement covenants; and (vi) other relevant factors and conditions existing from time to time. As of August 14, 2019, the Board of Directors of the Company suspended the Common Share dividend.

Preferred shareholders are entitled to receive dividends at a rate of 8.50% on the initial offer price of US$25.00 per Preferred Share when, as and if declared by the Company’s Board of Directors, out of funds legally available for the payments of dividends, on the applicable dividend payment date. As the Preferred Shares are cumulative, dividends on Preferred Shares will accrue even if they are not paid. Common shareholders will not receive dividends until the Preferred Share dividends in arrears are paid. On December 2, 2019, in connection with amendments its Credit Agreement and US$250 Million Loan Agreement, the Company suspended the declaration and payment of dividends on the Preferred Shares until the Company is permitted to declare and pay dividends under the agreements. However, dividends on the Series A Preferred Shares will continue to accrue in accordance with Series A Preferred Share terms during the period in which dividends are suspended. Any dividend payment following the suspended period will be credited against the earliest accumulated but unpaid dividend.

22

The following table sets forth the month of payment and dividends per Common Share paid by the Company, as applicable for the three most recently completed fiscal years and for the months of April, May and June of 2020.

Record of Cash	Fiscal 2021	Fiscal 2020	Fiscal 2019	Fiscal 2018
Distributions/ Dividends (1)	$ Per Common Share	$ Per Common Share	$ Per Common Share	$ Per Common Share

June	-	0.125	0.125	0.125
September	-	-	0.125	0.125
December	-	-	0.125	0.125
March	-	-	0.125	0.125

Notes:

(1)	Distributions are also paid on all outstanding performance-based grants (“PBGs”), restricted stock grants (“RSGs”) and deferred share grants (“DSGs”) equal to the dividend paid on the Common Shares. As of March 31, 2020, there were 936,570 PBGs, 1,335,114 RSGs and 203,028 DSGs outstanding.

Dividends on Preferred Shares

The following table sets forth the month of payment and dividends per Preferred Share paid by the Company, as applicable for the three most recently completed fiscal years and for the months of April, May and June of 2020.

Record of Cash Distributions/	Fiscal 2021	Fiscal 2020	Fiscal 2019	Fiscal 2018
Dividends	US$ Per Preferred Share	US$ Per Preferred Share	US$ Per Preferred Share	US$ Per Preferred Share

June	-	0.53125	0.53125	0.53125
September	-	0.53125	0.53125	0.53125
December	-	-	0.53125	0.53125
March	-	-	0.53125	0.53125

MARKET FOR SECURITIES

Common Shares of the Company

The Common Shares of the Company are listed for trading on the TSX and the NYSE under the symbol JE. The following tables set forth the price range and trading volume of Common Shares traded on the TSX and the NYSE for the periods indicated as reported by the TSX and the NYSE, respectively.

TSX

(CDN$)

Period	High ($)	Low ($)	Volume
2019
April	4.93	4.53	2,928,130
May	4.95	4.16	6,756,400
June	5.76	4.41	12,933,290
July	5.78	4.36	8,360,100
August	4.71	1.43	25,052,540
September	3.33	1.42	24,024,580
October	3.34	2.54	11,752,170
November	3.76	2.54	8,277,140
December	3.53	1.96	10,744,760
2020
January	2.41	1.84	5,294,080
February	2.14	1.01	8,057,980
March	1.38	0.51	12,005,680
April	0.83	0.58	4,134,610
May	0.68	0.51	4,650,680
June	1.20	0.53	9,094,830

23

NYSE

(US$)

Period	High ($)	Low ($)	Volume
2019
April	3.67	3.39	3,330,940
May	3.69	3.10	6,175,790
June	4.34	3.27	10,390,730
July	4.42	3.30	8,941,720
August	3.56	1.08	27,386,560
September	2.52	1.08	46,828,590
October	2.57	1.91	22,019,290
November	2.84	1.92	11,594,860
December	2.65	1.50	16,272,740
2020
January	1.85	1.40	8,873,270
February	1.62	0.76	15,515,540
March	1.05	0.35	17,911,680
April	0.59	0.41	10,911,200
May	0.48	0.36	9,806,870
June	0.90	0.39	30,326,580

Preferred Shares of the Company

The Preferred Shares of the Company are listed for trading on the NYSE under the symbol JE.PR.A and on the TSX under the Symbol JE.PR.U. The following tables set forth the price range and trading volume of Preferred Shares traded on the NYSE and TSX for the periods indicated as reported by the NYSE and the TSX, respectively.

TSX

(CDN$)

Period	High ($)	Low ($)	Volume
2019
April	21.50	20.26	650
May	23.25	21.74	4,500
June	23.97	21.90	35,200
July	23.50	22.60	6,600
August	22.96	11.80	36,996
September	18.00	14.50	3,120
October	18.35	17.00	1,350
November	18.00	16.01	8,850
December	12.00	9.05	73,905
2020
January	10.99	9.67	1,664
February	10.00	5.01	44,716
March	5.54	1.52	37,060
April	4.13	1.55	12,035
May	2.35	1.64	26,426
June	3.90	1.64	19,785

24

NYSE

(US$)

Period	High ($)	Low ($)	Volume
2019
April	21.83	20.35	305,156
May	23.48	21.30	376,252
June	23.60	21.69	420,727
July	23.68	22.46	333,006
August	23.59	11.90	744,106
September	18.47	13.56	266,971
October	19.44	17.49	226,441
November	18.64	14.31	449,007
December	13.60	8.96	746,969
2020
January	11.79	9.80	268,977
February	10.32	4.64	451,337
March	6.40	1.68	439,842
April	3.55	1.89	393,342
May	2.17	1.58	143,899
June	4.24	1.58	573,103

6.75% Convertible Debentures

The 6.75% Convertible Debentures are traded on the TSX under the symbol JE.DB.C. The following table sets forth trading information for the 6.75% Convertible Debentures for the periods indicated as reported by the TSX:

Period	High ($)	Low ($)	Volume
2019
April	99.50	97.27	2,991,000
May	99.80	57.00	1,508,000
June	99.99	97.40	2,079,000
July	100.00	94.00	1,375,000
August	97.55	64.00	9,458,000
September	85.00	66.50	2,236,000
October	85.00	82.00	2,492,000
November	84.00	75.00	3,824,000
December	81.00	60.00	4,240,000
2020
January	74.00	57.00	2,168,000
February	59.90	35.00	4,785,000
March	43.00	12.00	2,998,000
April	30.00	16.40	5,409,000
May	20.00	14.01	2,238,000
June	29.97	15.50	1,181,000

25

6.75% $100 Million Convertible Debentures

The 6.75% $100 Million Convertible Debentures began trading on the TSX under the trading symbol JE.DB.D on February 12, 2018. The following table sets forth trading information for the $100 Million Convertible Debentures for the periods indicated as reported by the TSX:

Period	High ($)	Low ($)	Volume
2019
April	95.00	92.00	1,456,000
May	95.02	92.26	2,981,000
June	99.00	94.01	4,414,000
July	100.00	93.50	3,144,000
August	98.00	64.00	8,027,000
September	81.00	64.02	1,604,000
October	88.00	80.25	1,079,000
November	82.75	77.00	851,000
December	80.01	56.26	3,021,000
2020
January	72.00	60.00	1,029,000
February	59.55	34.99	2,256,000
March	40.00	12.00	1,989,000
April	28.00	15.00	3,054,000
May	18.25	13.01	895,000
June	30.99	14.57	1,383,000

$150 Million Convertible Bonds

The $150 Million Convertible Bonds were listed on the Professional Securities Market of the LSE under the trading symbol 48IL on June 12, 2014. To date the LSE has not reported any trading activity.

PRIOR SALES

The Company issued the following securities during the most recently completed fiscal year, none of which are listed or quoted on a marketplace:

1.	3,281,465 RSGs/PBGs were granted on May 15, 2019, having a grant value of $4.53 per RSG/PBG.

2.	7,463 RSGs/PBGs were granted on June 3, 2019, having a grant value of $4.42 per RSG/PBG.

3.	5,000 RSGs/PBGs were granted on August 14, 2019, having a grant value of $4.12 per RSG.

4.	50,000 RSGs/PBGs were granted on March 16, 2020, having a grant value of $0.56 per RSG/PBG.

5.	25,000 RSGs/PBGs were granted on July 3, 2020, having a grant value of $0.76 per RSG/PBG.

As part of their fee-based compensation, DSGs or Common Shares are issued to directors at the end of each quarter at a value per DSG or Common Share equal to the 10-day simple average closing price of the Common Shares, as applicable, on the TSX preceding the quarter end.

The following table describes the number of DSGs or Common Shares granted, the date granted, and the 10-day simple average closing price of Common Shares, as applicable, used to determine the number of DSGs or Common Shares granted.

Quarter Ended	Total Number of DSGs/ Common Shares Granted	10 Day Average Closing Price
June 30, 2019	10,530	$5.50
September 30, 2019	11,909	$2.29
December 31, 2019	12,955	$2.18
March 31, 2020	44,756	$0.66
June 30, 2020	38,696	$0.75

26

Escrowed securities

As part of the acquisition of EdgePower on February 28, 2018, a portion of the consideration paid by Just Energy was satisfied by the issuance of 1,415,285 Just Energy Common Shares, 606,550 of which are subject to a three-year escrow hold period expiring on February 28, 2021.

DIRECTORS AND Executive OFFICERS OF the company

Members of the Board of Directors

The names, municipalities of residence, year of appointment and the present principal occupations of the directors of the Company as at July 07, 2020, are as follows:

Name, Municipality of Residence	Year of Appointment(7)	Present Principal Occupation During Five Preceding Years(8)

R. Scott Gahn Houston, Texas	2013	President and CEO of Just Energy Group Inc.
Walter Higgins (1)(2)(4)(5) Reno, Nevada	2019	Chairman of the Board of South Jersey Industries Inc.
H. Clark Hollands (1)(2)(3)(4)(5) Vancouver, British Columbia	2015	Chartered Accountant, Businessman and Corporate Director
Rebecca MacDonald Toronto, Ontario	2001	Executive Chair of the Company
Dallas H. Ross (1)(2)(3)(4)(5) Vancouver, British Columbia	2017	General Partner and Founder - Kinetic Capital Partners
William F. Weld (1)(2)(3)(5)(6) New York, New York	2012	Principal, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C (law firm)

Notes:

(1)	Member of the Audit Committee. Mr. Hollands is the Chair of the Committee and the Financial Expert under the NYSE listing standards.
(2)	Member of the Compensation, Human Resources, Environmental, Health and Safety Committee. Mr. Ross is the Chair of the Committee.
(3)	Member of the Nominating and Corporate Governance Committee. Mr. Weld is the Chair of the Committee.
(4)	Member of the Risk Committee. Mr. Higgins is the Chair of the Committee.
(5)	Member of the Special Committee. Mr. Ross is the Chair of the Committee.
(6)	Appointed lead director by the Board on June 25, 2015.
(7)	Ms. MacDonald became a director of the Company on December 31, 2010, immediately prior to the Trust Conversion. Prior to the Trust Conversion, Ms. MacDonald was a director of Just Energy Corp., the administrator of the Fund.
(8)	Each of the Directors of the Company has held the principal occupation indicated opposite his or her name during the preceding five years, other than Scott Gahn, who become the President and CEO of the Company on August 2, 2019. Prior to this date, Mr. Gahn was the President of Modern Systems Concepts, Inc.

27

Executive Officers of the Company

The names, municipality of residence and present principal occupations of the executive officers of the Company as at July 07, 2020, are as follows:

Name, Municipality of Residence	Principal Occupation During Preceding Five Years(1)

Rebecca MacDonald Toronto, Ontario	Executive Chair
R. Scott Gahn Houston, Texas	President and Chief Executive Officer
Jim Brown Houston, Texas	Chief Financial Officer
Jonah T. Davids Toronto, Ontario	Executive Vice President, General Counsel and Corporate Secretary
Sam Mavalwalla Houston, Texas	Chief Information Officer
Amir Andani Toronto, Ontario	Chief Risk Officer
Mark Hanrahan Toronto, Ontario	Chief Strategy Officer
Alex Ince-Cushman Toronto, Ontario	Chief Technology Officer
Margaret Munnelly Houston, Texas	Senior Vice President, Human Resources

Notes:

(1)	Each of the officers who is not a director of the Company has held the principal occupation referred to opposite his or her name or has held other positions and offices within the Company or its subsidiaries during the past five years except:

(a)	Mr. Hanrahan was Vice President of Integrated Planning & Performance Management at Barrick Gold Corporation from September 2015 to December 2017. He was at McKinsey & Company from October 2007 to June 2015.
(b)	Mr. Ince-Cushman was an Executive with Palantir Technologies from March 2015 to November 2018. He was at McKinsey & Company from November 2008 to February 2015.

Ownership, Control and Direction of Securities by Directors and Executive Officers

As of July 07, 2020, the above directors and executive officers of the Company, as a group, beneficially owned, or exercised control or direction over, directly or indirectly, an aggregate of approximately 8.5 million Common Shares, PBGs, RSGs and DSGs, representing approximately 5.6% of the issued and outstanding Common Shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as set forth below, no director or executive officer of the Company, or a security holder holding a sufficient number of securities of the Company to affect materially the control of the Company, is, as at the date hereof, or has been within the 10 years before the date hereof, a director, or executive officer of any company that, while such person was acting in that capacity: (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; (ii) was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company any exemption under securities legislation, for a period of more than 30 consecutive days; or (iii) within a year of such person ceasing to act in that capacity become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

28

Mr. Ross was asked to join the Board of Directors of Catalyst Paper Corporation in May 2010 to assist in the possible restructuring of the company. The company subsequently filed for CCAA protection in January 2012, reorganized its financial affairs significantly over a number of months and then successfully emerged from CCAA in September 2012, at which time a new Board representing the post recapitalization stakeholders was appointed.

No director or executive officer of the Company, or a security holder holding a sufficient number of securities of the Company to affect materially the control of the Company (or any personal holding company of such person), has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Personal Bankruptcies

No director or executive officer of the Company, or a security holder holding sufficient securities of the Company to affect materially the control of the Company, or a personal holding company of any such persons, has, within the 10 years preceding the date of this document, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the individual.

Conflicts of Interest

There are potential conflicts of interest to which the directors and officers of the Company will be subject in connection with the operations of the Company. In particular, certain of the directors and officers of the Company are involved in managerial or director positions with other energy companies whose operations may, from time to time, be in direct competition with those of the Company or with entities which may, from time to time, provide financing to, or make equity investments in, competitors of the Company. Conflicts, if any, will be subject to the procedures and remedies available under the CBCA. The CBCA provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided in the CBCA. As at the date hereof, the Company is not aware of any existing material conflicts of interest between the Company or a Subsidiary of the Company and any director or officer of the Company or a Subsidiary of the Company.

LEGAL PROCEEDINGS and regulatory actionS

Other than as set forth below, there are no outstanding legal proceedings or regulatory actions to which the Company or any of its Subsidiaries is a party or in respect of which any of their respective properties are subject, which are either: (a) individually, for claims in excess of 10% of the current asset value of the Company, or (b) material to the Company or any of its Affiliates, nor are there any such proceedings known to be contemplated.

In March 2012, Davina Hurt and Dominic Hill filed a lawsuit against Commerce Energy Inc. (“Commerce”), Just Energy Marketing Corp. and the Company in the Ohio Federal Court claiming entitlement to payment of minimum wage and overtime under Ohio wage claim laws and the Federal Fair Labor Standards Act (“FLSA”) on their own behalf and similarly situated door-to-door sales representatives who sold for Commerce in certain regions of the United States. The Court granted the plaintiffs’ request to certify the lawsuit as a class action. Approximately 1,800 plaintiffs opted into the federal minimum wage and overtime claims, and approximately 8,000 plaintiffs were certified as part of the Ohio state overtime claims. On October 6, 2014, the jury refused to find a willful violation but concluded that certain individuals were not properly classified as outside salespeople in order to qualify for an exemption under the minimum wage and overtime requirements. On September 28, 2018, the Court issued a final judgment, opinion and order. Just Energy filed its appeal to the Court of Appeals for the Sixth Circuit on October 25, 2018. Oral testimony was heard on October 24, 2019. A decision is pending. Just Energy strongly believes it complied with the law which is consistent with the recent findings in Encino Motorcars, LLC v. Navarro, 138 S. Ct. 1134, 1142 (2018) and Kevin Flood, et al. v. Just Energy Marketing Group, et al. 2d Circular No. 17-0546.

29

In May 2015, Kia Kordestani, a former door-to-door independent contractor sales representative for Just Energy Corp., filed a lawsuit against Just Energy Corp., Just Energy Ontario L.P. and the Company (collectively referred to as “Just Energy”) in the Superior Court of Justice, Ontario, claiming status as an employee and seeking benefits and protections of the Employment Standards Act, 2000 such as minimum wage, overtime pay, and vacation and public holiday pay on his own behalf and similarly situated door-to-door sales representatives who sold in Ontario. On Just Energy’s request, Mr. Kordestani was removed as a plaintiff but replaced with Haidar Omarali, also a former door-to-door sales representative. On July 27, 2016, the Court granted Omarali’s request for certification, refused to certify Omarali’s request for damages on an aggregate basis, and refused to certify Omarali’s request for punitive damages. Omarali’s motion for summary judgment was dismissed in its entirety on June 21, 2019. A trial date has been set commencing November 15, 2021.

On July 23, 2019, Just Energy announced that, as part of its Strategic Review process, management identified customer enrolment and non-payment issues, primarily in Texas. In response to this announcement, and in some cases in response to this and other subsequent related announcements, putative class action lawsuits have been filed in the United States District Court for the Southern District of New York, in the United States District Court for the Southern District of Texas and in the Ontario Superior Court of Justice, on behalf of investors that purchased Just Energy Group Inc. securities during various periods, ranging from November 9, 2017 through August 19, 2019. The U.S. lawsuits seek damages allegedly arising from violations of the United States Securities Exchange Act. The Ontario lawsuit seeks damages allegedly arising from violations of Canadian securities legislation and of common law. The U.S. lawsuits and the Ontario law suits have been consolidated, each with one lead plaintiff. Just Energy denies the allegations and will vigorously defend these claims.

In March of 2020, the seller representative (the “Claimant”) delivered a Notice of Dispute under the purchase agreement among the Claimant, Just Energy, a subsidiary of Just Energy (the “Buyer”) and other sellers with respect to the purchase of Filter Group Inc. by the Buyer on September 10, 2018 (the “Purchase Agreement”). In this arbitral proceeding, the Claimant alleges, among other things, that the Buyer breached its responsibilities by failing to conduct the business of Filter Group Inc. in a commercially reasonable manner to reduce or avoid the achievement of the EBITDA targets contained in the Purchase Agreement and failed to honour the obligations to the Claimant that would have been owing had the target EBITDA been achieved in the first period under the Purchase Agreement. The Claimant seeks, among other things, the immediate exchange of the 9,500,000 class A special shares of the Buyer for Common Shares of Just Energy, being the number of Common Shares of Just Energy that would be exchanged if the entire earn-out under the Purchase Agreement was achieved. Just Energy denies the allegations and will vigorously defend the Proceeding.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

On October 1, 2018, the Company acquired Filter Group Inc., a leading provider of subscription-based home water filtration systems to residential customers in Canada and the United States. The CEO of Filter Group is the son of the Executive Chair of Just Energy. As such, this was a related party transaction under IAS 24 – Related Party Disclosure, but not under securities law. Just Energy’s Executive Chair recused herself from the negotiations and the decision-making processes with respect to the acquisition. The transaction was reviewed by the Strategic Initiatives Committee and it received a fairness opinion from National Bank Financial on the transaction.

The Company acquired all of the issued and outstanding shares of Filter Group and the shareholder loan owing by Filter Group. In addition, Filter Group had approximately $22 million of third-party Filter Group debt. The aggregate consideration payable by the Company under the Purchase Agreement is comprised of: (i) $15 million in cash, fully payable within 180 days of closing; and (ii) earn-out payments of up to 9.5 million Just Energy Common Shares (with up to an additional 2.4 million Just Energy Common Shares being issuable to satisfy dividends that otherwise would have been paid in cash on the Just Energy shares issuable pursuant to the earn-out payments (the “DRIP Shares”)), subject to customary closing adjustments. The earn-out payments are contingent on the achievement by Filter Group of certain performance-based milestones specified in the Purchase Agreement in each of the first three years following the closing of the acquisition. In addition, the earn-out payments may be paid 50% in cash and the DRIP Shares 100% in cash, at the option of Just Energy.

30

Other than as described above and in the Proxy and Management Information Circular dated May 24, 2019, which is incorporated by reference herein, there were no material interests, direct or indirect, of directors or executive officers of the Company, any person that beneficially owns, or controls or directs, directly or indirectly, more than 10% of the Common Shares, or any known associate or affiliate of such persons, in any transaction within the three most recently completed financial years or during the current financial year which has materially affected or is reasonably expected to materially affect the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are Ernst & Young LLP, Chartered Accountants, Toronto, Ontario. Based on the recommendation of the Audit Committee of the Company, the Board has proposed that Ernst & Young LLP continue as auditors of the Company at the Annual General Meeting of the Company to take place on August 11, 2020.

Computershare Investor Services Inc. at its principal transfer offices in Toronto, Ontario acts as the transfer agent and registrar for the Common Shares and Preferred Shares, and trustee for the 6.75% Convertible Debentures and the 6.75% $100 Million Convertible Debentures. US Bank Trustees Limited at their principal offices in London, England and Elavon Financial Services Limited, UK Branch act as trustees for the $150 Million Convertible Bonds.

INTEREST OF EXPERTS

There is no person or company whose profession or business gives authority to a statement, report or valuation made by such person or company and who is named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by the Company during, or related to, the Company’s most recently completed financial year other than Ernst &Young LLP, the Company’s current auditors. Ernst & Young LLP have confirmed that they are independent within the meaning of the rules of professional conduct of the Institute of Chartered Accountants of Ontario. In addition, none of the aforementioned persons or companies, nor any director, officer or employee of any of the aforementioned persons or companies, is or is expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

MATERIAL CONTRACTS

Except for contracts entered into by the Company in the ordinary course of business or otherwise disclosed herein, the only material contracts entered into by the Company and/or its Subsidiaries are: the Credit Facility and its respective amendments, the $150 Million Convertible Bonds Trust Deed, the 6.75% Convertible Debentures Trust Indenture, the 6.75% $100 Million Convertible Debenture Trust Indenture, and the US$250 Million Term Financing Loan Agreement, each of which is described herein. Copies of the Company’s material agreements are available on the Company’s SEDAR profile at www.sedar.com or, since January 30, 2012, on the U.S. Securities Exchange Commission’s website at www.sec.com.

AUDIT COMMITTEE INFORMATION

Multilateral Instrument 52-110 of the Canadian Securities Administrators requires the Company to disclose annually in its AIF certain information relating to the Company’s Audit Committee and its relationship with its independent auditors. Schedule “A” contains the additional information contemplated by Form 52-110F1 - “Audit Committee Information required in an AIF”, including information with respect to the financial literacy and experience of each member of the Audit Committee. The text of the mandate for the Audit Committee is included in Schedule “B”.

31

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com, at the U.S. Securities and Exchange Commission website at www.sec.gov, or on the Company’s website at www.justenergygroup.com. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, and securities authorized for issuance under equity compensation plans, is contained in the information circular of the Company for its most recent annual meeting of Shareholders that involved the election of directors of the Company. Additional financial and other information is contained in the Financial Statements and the MD&A.

32

schedule “A” - FORM 52-110F1

AUDIT COMMITTEE INFORMATION REQUIRED IN AN AIF

The Audit Committee’s Charter.

The text of the Company’s Audit Committee charter as approved on February 9, 2012, is attached hereto as Schedule “B”.

Composition of the Audit Committee and Relevant Education and Experience.

At July 07, 2020, the Company’s Audit Committee consisted of H. Clark Hollands (Chair), Walter Higgins, Dallas H. Ross and William F. Weld. All members of the audit committee are independent and financially literate (as those terms are defined in Multilateral Instrument 52-110 – Audit Committees).

Mr. Hollands is a chartered accountant. He obtained his B. Comm. from the University of British Columbia in 1975, his CA designation in 1977 and his FCA designation in 2008. He spent 25 years of his professional career as an international tax partner with KPMG LLP in Vancouver advising many significant Canadian based multi-national groups and large public companies on their international tax arrangements. Mr. Hollands left private practice in 2008 to devote most of his time to a variety of business and investment interests in which he is a partner and to devote more time to his family and several charitable foundations including The Jim Pattison Foundation. He also serves as a director and advisor to several other large Canadian based private foundations. Mr. Hollands’ broad background and experience in finance, accounting, business and taxation will significantly contribute, on behalf of all shareholders, to the deliberations of the Just Energy board of directors and the committees on which he will serve.

Mr. Higgins is currently the Chairman of the Board of South Jersey Industries Inc. Prior to this position, Mr. Higgins served as the CEO of the Puerto Rico Electric Power Authority, President and CEO of Ascendant Group Limited in Bermuda, Chairman, President and CEO of Sierra Pacific Resources (now NV Energy) and Chairman, President and CEO of AGL Resources, the parent company of Atlanta Gas and Light. Mr. Higgins graduated with distinction with a nuclear science degree from the U.S. Naval Academy, Annapolis, Maryland, in 1966, and completed postgraduate nuclear engineering and submarine training with the U.S. Navy. He served as a commissioned naval officer in nuclear submarines. He is a graduate of the Stanford University Graduate School of Business, Executive Program and the University of Idaho Public Utility Executive Course.

Mr. Ross is a General Partner and Founder of Kinetic Capital Partners in Vancouver, BC whose equity capital and strategic attention is focused on controlling positions in several private companies in the United States with substantial value creation underway. Mr. Ross is Chair or Senior Director of those private companies. Mr. Ross currently also serves on public company boards: he is Chair of Rogers Sugar; Director of Westshore Terminals; and a Director of Canfor Corporation. Previously he was a Director of Catalyst Paper and was brought in to assist with its financial restructuring as Chair of its Strategic Alternatives Committee; and previously was a Director of Futureshop.com. Mr. Ross was on the Board, and was the Chair of the Campus Task Force and was on the Executive Committee of Crofton House School during its substantial campus rebuild. Prior to Kinetic Capital Partners, Mr. Ross was Managing Director Investment Banking in Vancouver and Managing Director Mergers and Acquisitions in Toronto with ScotiaMcLeod. Before that Mr. Ross had qualified as a Chartered Accountant.

Mr. Weld currently practices with the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in Boston and New York where he specializes in government strategies, corporate governance and compliance and international business best practices. He also served as Senior Advisor to the Chair of Ivanhoe Capital Corporation, a private holding company headquartered in British Columbia. Mr. Weld has a very distinguished career in government and business. During the 1990’s, Mr. Weld served two terms as Governor of Massachusetts, being elected in 1990 and re-elected in 1994. He served as national co-chair of the Privatization Council and led business and trade missions to many counties in Asia, Europe, Latin America and Africa. He has served as a director of other public companies and is an active member of the United States Council on Foreign Relations. Prior to his election as Governor, Mr. Weld was a federal prosecutor for seven years, serving as the Assistant U.S. Attorney General in charge of the Criminal Division of the Justice Department in Washington, D.C. and the U.S. Attorney for Massachusetts during the Reagan administration. He was also a commercial litigator in Boston and Washington.

33

Pre-Approval Policies and Procedures

Recommendations are made from time to time from management to the Audit Committee for the engagement of all non-audit services. The Audit Committee considers such recommendations for pre-approval at its quarterly meetings or sooner, if necessary providing that where necessary, this function may be delegated to the Chair of the Audit Committee for approval on the basis that the Chair reports all such approvals to the Audit Committee at its next regularly scheduled meeting.

External Auditor Service Fees

Audit and Audit Related Fees

For fiscal 2020, fees charged by Ernst & Young LLP for professional audit services that are normally provided by external auditors in connection with statutory and regulatory filings or engagements as well as for assurance and related services rendered by it that are reasonably related to the performance of the audit or review of the Company’s financial statements were $3,524,572 (2019 — $2,192,900).

Tax Fees

Tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, tax planning and other services were $649,625 (2019 — $257,700).

Strategic Review Fees

Fees for professional services rendered by Ernst & Young LLP for HR, IT, tax services were $809,455 (2019 — $0).

EY Fees Associated with Foreign Operations

Fees for professional services rendered by Ernst & Young LLP for HR, IT, tax services were $85,969 (2019 — $0).

Total Fees

The aggregate fees billed by Ernst & Young LLP were $5,069,620 (2019 — $2,450,600). No other services were provided to Just Energy and its subsidiaries by Ernst & Young LLP.

34

SCHEDULE “B” - AUDIT COMMITTEE MANDATE

JUST ENERGY group inc.

1.	COMPOSITION

(a)	Applicable Canadian corporate and provincial and United States securities legislation, regulation and policies, the Toronto Stock Exchange (“TSX”) and New York Stock Exchange (“NYSE”) by-laws rules, regulation and policies and applicable provisions of the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 to the extent applicable to a foreign private issuer (together “Applicable Legislation”) require that an audit committee (the “Committee”) be comprised of a minimum of three directors, each of whom will be financially literate and independent and one of whom shall be a “financial expert” as defined by Applicable Legislation and each of whom shall be independent (as set out in section 303 A.02 of the NYSE Company Manual) and shall not have any material relationship with the Company or any affiliate thereof, i.e., a relationship that could, in the view of the Company’s board of directors (the “Board”) reasonably interfere with the exercise of a member’s independent judgment.

(b)	The Board of Directors of the Company (the “Board”) will appoint the members of the Committee annually at the first meeting of the Board after the annual meeting of shareholders of the Company and shall ensure that the members of the Committee meet the qualifications and other requirements outlined in (a) above under Applicable Legislation.

(c)	Committee members will be appointed for a one-year term and may be reappointed subject to the discretion of the Board having regard: (i) to Applicable Legislation, and (ii) the desire for continuity and for periodic rotation of Committee members.

(d)	One of the members of the Committee who is otherwise qualified under Applicable Legislation and who shall be a financial expert under Applicable Legislation shall be appointed Committee Chair by the Board. The Committee shall appoint a Secretary who shall be the Corporate Secretary of to the Company. Any Committee member, who for any reason, is no longer independent, ceases to be a member of the Committee.

(e)	If an audit committee member simultaneously serves on the audit committee of more than 3 public companies, the Board must determine that such simultaneous service will not impair the ability of such member to effectively serve on the Company’s Committee.

2.	AUTHORITY

(a)	The Board may authorize the Committee to investigate any activity of the Company and any affiliate thereof for which the Committee has responsibility or with respect to those responsibilities imposed on audit committees herein and by Applicable Legislation. All employees are to co-operate as requested by the Committee.

(b)	The Committee may, without the approval of management, retain persons having special expertise to assist the Committee in fulfilling its responsibilities, including outside counsel or financial experts and provide for their remuneration.

(c)	The external auditor and internal audit shall report to the Committee.

3.	MEETINGS

(a)	The Committee is to meet at least four times per year preferably immediately following the meeting of the Risk Committee. The meetings will be scheduled to permit the review of the scope of the audit as presented by the Company’s auditor before commencement of the audit and the timely review of the quarterly and annual financial statements and such other annual filings required to be made by the Company and any affiliate thereof containing financial information about the Company and any affiliate thereof including the AIF, MD&A (quarterly and annual), quarterly press releases, reports to Shareholders, the management proxy circular and such other disclosure documents applicable to the Company and any affiliate thereof which contain financial data based upon, derived from or to form part of the financial statements of the Company and contemplated by Applicable Legislation.
35

(b)	Meetings of the Committee shall be validly constituted if a majority of members of the Committee are present in person or by telephone conference. Additional meetings may be held as deemed necessary by the Committee Chair or as requested by any member or the external auditors or any director of the Company not a member of the Committee.

(c)	Any member of the external auditors of the Company is entitled to receive notice of every meeting of the Committee and at the Company’s expense, to attend and be heard thereat and, if requested by a member of the Committee, to attend any meeting of the Committee.

(d)	The Committee should require the attendance of the Company’s auditors at least once each year, and at such other times as the Committee deems appropriate in the context of Applicable Legislation and its responsibilities as outlined below. The Company’s external auditor shall be requested to review and comment on all disclosure documents issued by the Company containing financial statements or information derived therefrom.

(e)	The Committee shall meet privately with the external auditor at least quarterly excluding members of management other than the Secretary to the Committee. The Committee shall meet privately with the internal audit staff at least twice yearly excluding other members of management other than the Secretary to the Committee.

4.	REPORTING

(a)	The minutes of all meetings of the Committee are to be provided to the Board and to the Company’s auditor. Oral reports by the Chair on recent matters not yet minuted will be provided to the Board at its next meeting. Minutes of all Committee meetings will be subsequently reviewed and approved by the Committee.

(b)	Supporting schedules and information reviewed by the Committee will be available for examination by any director or the Company’s auditor upon request to the Secretary of the Committee.

5.	RESPONSIBILITIES

The general responsibility of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of annual and quarterly financial statements to be provided to shareholders and regulatory bodies; (ii) compliance with accounting and finance based legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the system of internal accounting and financial reporting controls that management has established; (v) performance of the internal and external audit process and of the independent auditor; and (vi) to the extent not addressed by the Risk Committee, the implementation and effectiveness of the policies of the Company relating to Risk Management Policy and Procedures, the Policy on Dividends and such other policies of the Company approved from time to time by the Board or the Committee.

•	The specific responsibilities of the Committee shall be as follows:

(a)	to review the Company’s quarterly and annual financial statements and any other financial statements of the Company and its affiliates required to be prepared by Applicable Legislation or otherwise for dissemination to the public, so as to be satisfied they are fairly presented in accordance with generally accepted accounting principles and in accordance with Applicable Legislation and to recommend to the Board whether the quarterly and the annual financial statements and any such other financial statements should be approved by the Board;

(b)	prior to the dissemination to the public, to review the financial information and financial data contained in the Company’s quarterly financial statements, Annual Report to Shareholders and other financial publications of the Company or any affiliate thereof (including the Company’s interim and year end management discussions and analysis of financial condition and results of operation, annual information form, proxy information circular, quarterly press releases and material and timely disclosure reports containing any financial data) and the financial information contained in a prospectus and/or registration statement of the Company or any affiliate thereof or other document filed with any regulatory authority so as to be satisfied that the financial information and financial data is not significantly erroneous, misleading or incomplete and contains full, true and plain disclosure of all material facts or as otherwise required by Applicable Legislation and to make recommendations to the Board with respect to all such disclosure documents;
36

(c)	to be satisfied that management of the Company and any affiliate thereof have implemented appropriate systems of capture of financial information and internal control over financial reporting and that these are operating effectively under Applicable Legislation and to review all reports prepared by the auditors with respect to the auditor’s attestation report;

(d)	to be satisfied that management of the Company and the Company have implemented appropriate systems of internal control to ensure compliance with Applicable Legislation and ethical requirements and particularly to be satisfied that internal controls over financial reporting and disclosure controls and procedures are in place and that internal controls have been designed and implemented to provide reasonable assurance that the Company’s financial statements and other documents required to be mailed to shareholders or filed with regulatory authorities are fairly presented so as to enable the Chief Financial Officer and the Chief Executive Officer (and any other officer or director of the Company as may be required by Applicable Legislation) to personally certify the Company’s financial statements as required by Applicable Legislation;

(e)	to the extent not addressed by the Risk Committee, to be satisfied that management of the Company and each affiliate thereof have implemented effective systems to identify significant financial and other risks of the business and changes to these risks including the implications of risks associated with the Company’s compensation policies and practices under Form 51-12 F6 under National Instrument 51-102. The Committee will review reports from management related to these risks and make recommendations to the Board with respect to a Risk Management Policy;

(f)	to recommend to the Board the appointment of external auditors nominated at each annual meeting of shareholders and provide oversight with respect to the external audit engagement. The Committee will also recommend to the Board the re-appointment or appointment of the external auditors and the compensation payable to them. The Committee will pre-approve all non-audit services to be provided to the Company and its affiliates by the Company’s external auditors providing that where necessary, this function may be delegated to the Chair of the Committee for approval on the basis that the Chair reports all such approvals to the Committee at its next regularly scheduled meeting;

(g)	to be satisfied that any significant or material matter brought to the attention of the Committee by the Company’s external auditors and internal audit or matters where there is significant disagreement between the Company’s external auditors and/or internal audit and Company officers (including the resolution or proposed resolution thereof) are communicated to the Board;

(h)	to be satisfied that all significant matters raised in any report to management by the external auditors and internal audit are being addressed and dealt with by management in a satisfactory manner and, to the extent they are not, to make a report to the Board;

(i)	to be satisfied that the declaration and payment of dividends by any affiliate of the Company to the Company or to any affiliate thereof and the declaration and payment of dividends by the Company to its shareholders, meet applicable legal requirements and Applicable Legislation and to make recommendations to the Board with respect thereto;

(j)	as and when required by Applicable Legislation or as otherwise required including the laws and regulations in all jurisdictions in which it operates to establish independent procedures (A) for the receipt, retention and treatment of complaints received by the Company or any affiliate thereof regarding accounting, internal accounting controls or auditing matters, and (B) for the confidential communication of anonymous submissions to the Company or any affiliate thereof and a member of the Committee of concerns regarding questionable accounting or auditing matters from employees including the submission of those complaints and concerns by logging into www.justenergy.ethicspoint.com, selecting the Just Energy Group or JEG as the company and following the prompts which are available. This service is interactive and anonymous;

(k)	as and when required by Applicable Legislation, to be satisfied that disclosure controls and procedures are in place to ensure that material information required to be disclosed by Applicable Legislation is recorded, processed and summarized and reported within the time periods specified in Applicable Legislation;
37

(l)	to ensure that the external auditors report annually on matters of independence;

(m)	to ensure that the external and internal auditors prepare an external audit plan which, with any changes thereto, is reviewed by and acceptable to the Committee;

(n)	to review and approve the hiring policies of the Company and any affiliate thereof regarding partners and employees (past or current) of the present and former external auditors of the Company;

(o)	to review semi-annually all expenses relating to consulting and professional services including legal and audit;

(p)	to review semi-annually executive business expenses;

(q)	to review, analyse and implement all necessary procedures, controls and other similar requirements relating to financial matters arising from proposals to amend or introduce Applicable Legislation and the implementation or promulgation thereof;

(r)	once or more annually, as the Corporate Governance and Nominating Committee (CGN Committee) decides, to receive for consideration that Committee’s evaluation of this Mandate and any recommended changes. Review and assess the CGN Committee’s recommended changes and make recommendations to the Board for consideration.

(s)	to carry out any other appropriate duties and responsibilities assigned to the Committee by the Board;

(t)	to honour the spirit and intent of Applicable Legislation as it evolves, authority to make minor technical amendments to this Mandate is delegated to the Corporate Secretary, who will report any amendments to the CGN Committee at its next meeting;

(u)	to ensure that the Terms of Reference for the Committee are published on the Company’s website; and

(v)	to discuss the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures and to ensure that the mandate for the Risk Committee addresses each of these matters.

•	The Chair of the CGN Committee, in consultation with the Chair of the Committee, will periodically review the effectiveness of the Committee and the performance of each Committee member and report to the Board on their conclusions.

(Approved as amended by the Board of Directors of the Company on February 9, 2012).

38

SCHEDULE “C” - GLOSSARY

All capitalized terms not otherwise defined in the body of this Annual Information Form, shall have the meanings ascribed to them below.

“$100 Million Convertible Debentures” means the $100 million aggregate principal amount of 5.75% extendible unsecured subordinated debentures of the Company issued on September 22, 2011, pursuant to the $100 Million Supplemental Debenture Indenture.

“$150 Million Convertible Bonds” means the US$150 million aggregate principal amount of the 6.5% convertible bonds issued on January 29, 2014, pursuant to the $150 Million Convertible Bonds Trust Deed.

“$150 Million Convertible Bonds Trust Deed” means the trust deed dated as of January 29, 2014, between the Company, US Bank Trustees Limited and Elavon Financial Services Limited, UK Branch.

“US$250 Million Term Financing” means the US$250 Million non-revolving multi-draw senior unsecured term loan facility with Sagard Credit Partners, LP and certain funds managed by a leading US-based global fixed income asset manager, pursuant to the US$250 Million Term Financing Loan Agreement.

“US$250 Million Term Financing Loan Agreement” means the loan agreement dated as of September 12, 2018, between the Company, National Bank of Canada, and Sagard Credit Partners, LP.

“Board” and “Board of Directors” means the board of directors of the Company.

“BP” means collectively BP Energy Company, BP Canada Energy Marketing Corp., BP Canada Energy Group ULC and BP Corporation North America Inc. and any other related affiliate with which Just Energy contracts.

“Bruce Power” means Bruce Power L.P.

“CBCA” means the Canada Business Corporations Act, as amended from time to time, including the regulations promulgated thereunder.

“CIBC” means Canadian Imperial Bank of Commerce, a Canadian chartered bank.

“Commodity Suppliers” means Gas Suppliers and Electricity Suppliers.

“Common Shares” means the common shares in the capital of the Company.

“Company” means Just Energy Group Inc., a corporation created by a certificate of arrangement issued under the CBCA on January 1, 2011.

“Computershare” means Computershare Trust Company of Canada.

“Declaration of Trust” means the amended and restated declaration of trust for the Fund dated April 30, 2001, as amended and restated from time to time and terminated on December 31, 2010.

“DSGs” means deferred share grants (formerly DUGs – deferred unit grants), issued to Directors pursuant to the DSG Plan as a component of compensation paid to Directors in lieu of fees payable in cash and which are exchangeable into Common Shares on a 1:1 basis.

“DSG Plan” means the 2010 Directors’ Compensation Plan (formerly the Directors Deferred Unit Grant Plan) of the Company as amended from time to time.

“Electricity Supplier” means a person who is an electricity producer or an electricity supply aggregator.

“Exelon” means Exelon Generation Company, LLC, or any other related affiliate with which Just Energy contracts.

39

“Financial Statements” means the audited comparative consolidated financial statements of the Company as at and for the years ended March 31, 2020, and 2019, together with the notes thereto and the auditor’s report thereon.

“Fund” means Just Energy Income Fund, a trust established under the laws of the Province of Ontario on April 30, 2001, governed by the Declaration of Trust and wound up on December 31, 2010.

“Gas Supplier” means a person who is a natural gas producer or natural gas supply aggregator.

“Independent Broker” means a person who serves in the capacity of an independent broker to solicit Energy Contracts using among other things, a web-based sales portal, to small to mid-size commercial and small industrial customers primarily associated with Hudson.

“Independent Contractor” means a person who serves in the capacity of an independent contractor to solicit energy contracts (including JustGreen and JustClean products), to residential and small commercial customers.

“Intercreditor Agreement” means the sixth amended and restated intercreditor agreement made as of September 1, 2015, between the Company, certain of the Company’s Subsidiaries, CIBC, as Collateral Agent, Shell, BP, Exelon, Bruce Power, EDF Trading North America, LLC, National Bank of Canada, Nextera Energy Power Marketing, LLC and Macquarie, as amended and supplemented from time to time.

“JEC” means Just Energy Corp., a corporation incorporated under the laws of Ontario and the former administrator of the Fund.

“Just Energy” means all or any one or more of the Company and the Subsidiaries thereof as the context implies or may require.

“LDC” means local distribution company, the natural gas or electricity distributor for a geographic franchise area.

“Liquidation Preference” means US$25.00 per Series A Preferred Share.

“Mid Market Swap Rate” means on the second business day in New York immediately preceding the first day of each relevant dividend period for the Series A Preferred Shares, the applicable semi-annual 5-year U.S. dollar mid market swap rate (the “5-year Mid Swap Rate”) displayed at 5:00 p.m. (New York time) as reported by Bloomberg L.P. on the IRSB page (or such other page as may replace that page as reported by Bloomberg L.P., or such other service as may be nominated by the person providing or sponsoring the information appearing there for the purposes of displaying comparable rates) on such date of determination; provided that if the 5-year Mid Swap Rate does not appear on that page, it shall be determined by a U.S. or Canadian investment banking firm selected by the Company on the basis of (i) quotations provided by the principal office of each of four major banks in the U.S. dollar swap market of the rates at which swaps for a 5 year period in U.S. dollars are offered by it at approximately 5:00 p.m. (New York time) on such date of determination to participants in the U.S. dollar swap market, and (ii) the arithmetic mean rounded, if necessary, to the nearest 0.00001 (0.000005 being rounded upwards) of such quotations.

“Macquarie” means Macquarie Bank Limited, Macquarie Energy Canada Ltd., Macquarie Energy LLC and any other related affiliate with which Just Energy contracts

“NYSE” means the New York Stock Exchange.

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporate, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status.

“Preferred Shares” means the preferred shares of the Company.

“RCE” means a residential customer equivalent which is a unit of measurement equivalent to a customer using, as regards natural gas, 2,815 m3 (or 106 GJ’s) of natural gas on an annual basis and, as regards electricity, 10,000 kWh of electricity on an annual basis, which represents, respectively, the approximate amount of gas and electricity used by a typical household in Ontario.

40

“PBGs” means the performance bonus grants of the Company granted pursuant to the Company’s 2013 Performance Bonus Incentive Plan, as amended from time to time.

“RSGs” means restricted share grants of the Company granted pursuant to the Company’s 2010 Restricted Share Grant Plan, as amended from time to time (formerly known as unit appreciation rights (UARs) of the Fund granted pursuant to the Fund’s 2004 Unit Appreciation Right Plan, as amended from time to time).

“Shareholders” means the holders from time to time of Common Shares and/or Preferred Shares, and includes the beneficial owners of such shares.

“Shell” means Shell Energy North America (Canada) Inc., Shell Energy North America (U.S.) L.P., and any other related affiliate with which Just Energy contracts.

“Subsidiary” has the meaning ascribed thereto in the CBCA and includes all limited partnerships directly or indirectly controlled by the Company.

“TSX” means the Toronto Stock Exchange.

Words importing the singular include the plural and vice versa and words importing any gender include all genders.

Unless otherwise stated, all dollar amounts herein are in Canadian dollars.

41